Exhibit 2.2

JOINT DEVELOPMENT AGREEMENT
BY AND AMONG

CNX GAS COMPANY LLC,
and
NOBLE ENERGY, INC.

DATED September 30, 2011

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND INTERPRETATION..................................................................1

1.1	Defined Terms......................................................................................................1

1.2	References and Rules of Construction................................................................. 1

ARTICLE II SCOPE; PARTICIPATING INTERESTS; OPERATIONS........................................	2

2.1	Scope................................................................................................................... 2

2.2	Participating Interests.......................................................................................... 2

2.3	Operations; Development Area........................................................................... 2

2.4	Operating Agreements......................................................................................... 3

2.5	Operator............................................................................................................... 5

2.6	Liability of Operator............................................................................................ 6

2.7	Rentals, Shut-in Well Payments and Royalties................................................... 7

2.8	Insurance............................................................................................................. 7

2.9	Reports................................................................................................................ 8

2.10	Marketing.......................................................................................................... 9

2.11	Development Services; Overhead Rates; and Marketing Fees......................... 13

2.12	Contracts; Use of Affiliates............................................................................... 13

2.13	Non-Solicitation................................................................................................ 14

2.14	Conflict of Interest Policy.................................................................................. 14

2.15	Secondment....................................................................................................... 14
ARTICLE III JOINT DEVELOPMENT COMMITTEE; DEVELOPMENT PLAN; ANNUAL PLANS AND BUDGETS................................................................    14

3.1	Joint Development Committee.......................................................................... 14

3.2	Development Plan............................................................................................. 17

3.3	Annual Plan and Budgets.................................................................................. 18

3.4	AFEs.................................................................................................................. 22

3.5	Non-Consent Years............................................................................................ 22

ARTICLE IV TRANSFER RESTRICTIONS...............................................................................	24

4.1	Restrictions on Transfer..................................................................................... 24

4.2	Documentation for Transfers............................................................................. 25

4.3	Maintenance of Uniform Interest...................................................................... 26

4.4	Right of First Offer............................................................................................ 26

ARTICLE V AREA OF MUTUAL INTEREST............................................................................	27

5.1	Creation of Area of Mutual Interest.................................................................. 27

5.2	Acquisition of Fill-In Interests for Drilling Units in the Development Area.... 27

5.3	Acquisition of Option Interests in the Development Area................................ 28

5.4	Exceptions......................................................................................................... 29

ARTICLE VI TAXES....................................................................................................................	31

6.1	Tax Partnership.................................................................................................. 31

6.2	Tax Information................................................................................................. 31

6.3	Responsibility for Taxes.................................................................................... 31

ARTICLE VII CERTAIN PAYMENT OBLIGATIONS................................................................	32

7.1	Payment of Development Costs and Carried Costs.......................................... 32

7.2	Payment Procedures.......................................................................................... 32

7.3	Carried Costs Balance Payment........................................................................ 33

7.4	Post Closing Cash Payments............................................................................. 33

7.5	Certain Order of Payments................................................................................ 33

7.6	Total Cost Sharing Payments............................................................................ 34

ARTICLE VIII DEFAULTS..........................................................................................................	34

8.1	Defaults............................................................................................................. 34

8.2	Certain Automatic Remedies for a Default....................................................... 35

8.3	Certain Other Remedies for a Default............................................................... 36

8.4	Cumulative and Additional Remedies............................................................... 36

ARTICLE IX LAND AND GEOSCIENCE DATA; DISCLAIMERS..........................................	37

9.1	Land and Geoscience Data................................................................................ 37

9.2	Disclaimers........................................................................................................ 37

ARTICLE X TERM.......................................................................................................................	38

10.1	Termination....................................................................................................... 38

10.2	Effect of Termination........................................................................................ 38

ARTICLE XI MISCELLANEOUS...............................................................................................	38

11.1	Relationship of the Parties................................................................................. 38

11.2	Notices............................................................................................................... 39

11.3	Expenses............................................................................................................ 41

11.4	Waivers; Rights Cumulative.............................................................................. 41

11.5	Entire Agreement; Conflicts.............................................................................. 41

11.6	Amendment....................................................................................................... 42

11.7	Governing Law; Disputes.................................................................................. 42

11.8	Publicity.............................................................................................................43

11.9	Parties in Interest............................................................................................... 43

11.10	Successors and Permitted Assigns..................................................................... 43

11.11	Preparation of Agreement.................................................................................. 43

11.12	Severability........................................................................................................ 44

11.13	Counterparts...................................................................................................... 44

11.14	Excluded Assets................................................................................................. 44

LIST OF APPENDICES AND EXHIBITS
Appendices
Appendix I    ¯    Definitions
Exhibits
Exhibit A-1    ¯    Development Area and Area of Mutual Interest
Exhibit A-2    ¯    CNX Operated Area
Exhibit A-3    ¯    NBL Operated Area
Exhibit B-1    ¯    Master JOA
Exhibit B-2    ¯    Noble Master JOA Memorandum
Exhibit B-3    ¯    CONSOL Master JOA Memorandum
Exhibit C    ¯    Insurance
Exhibit D-1    ¯    Unit JOA
Exhibit D-2    ¯    Noble Unit JOA Memorandum
Exhibit D-3    ¯    CONSOL Unit JOA Memorandum
Exhibit E    ¯    Development Plan
Exhibit F    ¯    Annual Plan and Budget
Exhibit G    ¯    Tax Partnership Agreement
Exhibit H    ¯    Marcellus Formation

Schedule
Schedule 2.3(c)    ¯    Expansion Counties
Schedule 2.10    ¯    Downstream Contracts and Hydrocarbon Sales Contract

JOINT DEVELOPMENT AGREEMENT
THIS JOINT DEVELOPMENT AGREEMENT is made this 30th day of September, 2011 (the “Closing Date”) by and among CNX Gas Company LLC, a Virginia limited liability company (“CONSOL”), and Noble Energy, Inc., a Delaware corporation (“Noble”). CONSOL and Noble shall sometimes be referred to herein together as the “Parties”, and individually as a “Party”.
Recitals
Pursuant to that certain Acquisition Agreement (as hereafter defined), CONSOL is transferring to Noble, and Noble is acquiring from CONSOL, certain undivided interests in the Oil and Gas Assets (as hereinafter defined) described therein;
The Parties desire to set forth their agreements for the joint exploration, development and operation of the Subject Assets (as hereinafter defined) in a coordinated manner using CONSOL Operator (as hereinafter defined) as operator of the CNX Operated Area (as hereinafter defined) and using Noble Operator (as hereinafter defined) as operator of the NBL Operated Area (as hereinafter defined);
This Agreement, the Acquisition Agreement and the Associated Agreements are parts of a single, integrated transaction; and
The Parties desire to set forth their respective rights and obligations with respect to all such arrangements.
NOW THEREFORE, in consideration of the mutual agreements contained herein, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION

1.1     Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in Appendix I.

1.2     References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement means such Law or agreement as it may be amended from time to time.

ARTICLE II
SCOPE; PARTICIPATING INTERESTS; OPERATIONS

2.1     Scope. This Agreement shall govern the respective rights and obligations of the Parties with respect to the funding, exploration, development and operation of the Subject Assets, and the marketing and sale of Hydrocarbons produced therefrom.

2.2    Participating Interests.

(a)    As of the Closing Date, the Participating Interests of the Parties are as follows:

Party	Participating Interest
CONSOL	50%
Noble	50%

(b)    If a Party Transfers all or any undivided percentage of its Joint Development Interest pursuant to the provisions of this Agreement, the Participating Interests of the Parties shall be revised accordingly.

2.3    Operations; Development Area.

(a)    Subject to Sections 2.3(c), 2.3(d), 2.5 and 2.6 and the other terms of this Agreement, CONSOL Operator shall manage and control the participation of the Parties in all Development Operations and Area-Wide Operations relating to the portion of the Development Area described on Exhibit A-2 (as adjusted pursuant to Section 2.3(c), the “CNX Operated Area”) in accordance with the Development Plan and applicable Annual Plan and Budget and such other operating guidelines as the Joint Development Committee may establish, including proposing all Development Operations on behalf of the Parties under any Applicable Operating Agreement relating to such area, making all elections on behalf of the Parties under any Applicable Operating Agreement (other than elections with respect to operations proposed by a Third Party Operator or other Third Party under an Applicable Operating Agreement) relating to such area, and conducting all Area-Wide Operations on behalf of the Parties relating to such area. In addition, subject to Sections 2.5 and 2.6, CONSOL Operator shall have such other powers and responsibilities as are set forth in this Agreement or as granted to it by the Joint Development Committee.

(b)    Subject to Sections 2.3(c), 2.3(d), 2.5 and 2.6 and the other terms of this Agreement, Noble Operator shall manage and control the participation of the Parties in all Development Operations and Area-Wide Operations relating to the portion of the Development Area described on Exhibit A-3 (as adjusted pursuant to Section 2.3(c), the “NBL Operated Area”) in accordance with the Development Plan and applicable Annual Plan and Budget and such other operating guidelines as the Joint Development Committee may establish, including proposing all Development Operations on behalf of the Parties under any Applicable Operating Agreement relating to such area, making all elections on behalf of the Parties under any Applicable Operating Agreement (other than elections with respect to operations proposed by a Third Party Operator or other Third Party under an Applicable Operating Agreement) relating to such area, and conducting all Area-Wide Operations on behalf of the Parties relating to such area. In addition, subject to Sections 2.5 and 2.6, Noble Operator shall have such other powers and responsibilities as are set forth in this Agreement or as granted to it by the Joint Development Committee.

(c)    CONSOL and Noble may adjust the allocation of the Operated Areas between the Party Operators by written agreement; provided that, at any time that Drilling Units have been designated covering at least 60% of the net acreage included in the Subject Assets within the NBL Operated Area and such Subject

Assets covered by such Drilling Units have become or, within the following 24-months months are reasonably expected to become, Developed Assets or P&A/Condemned Assets, then upon written request from Noble to CONSOL (an “Expansion Request”), Noble and CONSOL shall meet (which meeting shall occur within 15 days of such request being received by CONSOL) and use their commercially reasonable efforts to agree upon expanding the NBL Operated Area (and, if applicable, reducing the CNX Operated Area) so that Noble Operator can continue conducting drilling and completion Development Operations to the same extent and at the same pace that it was conducting drilling and completion Development Operations prior to the Expansion Request. If Noble and CONSOL are unable to so mutually agree upon an expansion of the NBL Operated Area within 45 days of CONSOL receiving an Expansion Request, then the NBL Operated Area shall automatically be expanded by one county (each, an “Expansion County”), which Expansion County shall be selected by Noble by choosing one of the counties listed on Schedule 2.3(c) that is not then a part of the NBL Operated Area (and, if applicable, the CNX Operated Area shall be reduced by excluding from such area such Expansion County, provided that, notwithstanding the foregoing, from and after the date of such expansion, the CNX Operated Area shall continue to include (and the NBL Operated Area shall not include) any Drilling Units within the Expansion County that were designated by CONSOL Operator prior to such expansion and on which any drilling and completion operations had been commenced or are reasonably expected to be commenced within six months following such expansion (the “Excluded Units”). Unless otherwise agreed by the Parties, an Excluded Unit shall cease to be an Excluded Unit and operatorship of such Excluded Unit shall be transferred to Noble Operator promptly after all drilling and completion operations that caused such Drilling Unit to be an Excluded Unit have been concluded by CONSOL Operator. Unless otherwise mutually agreed, the right to expand the NBL Operated Area shall automatically terminate at the time that all counties listed on Schedule 2.3(c) have become part of the NBL Operated Area (excluding any Excluded Units).

(d)    Notwithstanding anything in the Agreement to the contrary, beginning on the Closing Date and ending on the date that is 90 days following the date on which CONSOL Operator receives written notice from Noble Operator that it is electing to assume operatorship of the NBL Operated Area, or such earlier date as CONSOL Operator and Noble Operator may mutually agree (the “Operatorship Transition Period”), the NBL Operated Area shall be deemed to be a part of the CNX Operated Area and CONSOL Operator shall serve as Party Operator of such Operated Area; provided that in the event that Noble Operator does not provide such notice to CONSOL Operator on or before December 31, 2012, then the Operatorship Transition Period shall terminate, the NBL Operated Area thereafter shall be deemed to cover none of the Development Area, the CONSOL Operated Area shall be deemed to cover both the area initially defined as the NBL Operated Area and the area initially defined as the CONSOL Operated Area and the provisions of Section 2.3(c) shall no longer be applicable. During the Operatorship Transition Period, prior to commencing any Development Operation in the Operated Area that is described on Exhibit A-3, CONSOL Operator shall provide a copy of any AFE and any related drilling and completion plan for such Development Operation to Noble Operator and thereafter meet with Noble Operator to discuss and review such AFE and/or related drilling and completion plan. At the end of the Operatorship Transition Period, CONSOL Operator shall use its commercially reasonable efforts to assist Noble Operator in taking over as operator in the NBL Operated Area.

2.4    Operating Agreements.

(a)    Except for any Unit JOAs that are executed and delivered by the Parties on the Closing Date, all Leases and related assets in the Development Area: (i) in which only the Parties hold interests as of the Closing Date, or (ii) in which the Parties hereafter both acquire interests, shall be deemed to be subject to and governed by an operating agreement in the form attached hereto as Exhibit B-1 (the “Master JOA”); provided that with respect to those Subject Assets that are subject to any Third Party Operating Agreement, only the lien provisions of the Master JOA shall be applicable to such Subject Assets. On the Closing Date, the Master JOA shall be executed by the Parties and shall cover all such Subject Assets (including those Subject Assets that are subject to a Third Party Operating Agreement), excluding, however, those Subject Assets that are covered by a Unit JOA. All Leases and related assets in the Development Area in which the Parties hereafter both acquire interests that are not subject to a Third Party Operating Agreement, shall automatically become subject to the Master JOA and, within 30 days following the end of each calendar quarter, the Parties shall supplement and/or amend each applicable Master JOA Agreement to reflect the addition of such Leases and related assets; provided that to the extent that such Leases and related assets are Developed Assets and not subject to a Third Party Operating Agreement at the time of acquisition, then such Leases and related assets shall become subject to a Unit JOA to be executed by the Parties at the time of the acquisition of such Leases and related assets. For those Subject Assets that are subject to a Third Party Operating Agreement, such Third Party Operating Agreement shall govern the operations thereon; provided that if such Subject Assets as of the Closing Date are not Developed Assets, then the lien provisions of the Master JOA shall be applicable to such Subject Assets.

(b)    On the Closing Date, the Parties shall execute and file a separate Memorandum of Operating Agreement, Lien and Financing Statement, in the case of Noble, in the form attached hereto as Exhibit B-2 (the “Noble Master JOA Memorandum”), and, in the case of CONSOL, in the form attached hereto as Exhibit B-3 (the "CONSOL Master JOA Memorandum" and, together with the Noble Master JOA Memorandum, the "Master JOA Memoranda") and related financing statements for the Master JOA and, within 30 days of the Closing Date, the Parties will file such Master JOA Memoranda in the real property records of each county in which the Subject Assets that are covered by the Master JOA are located and such financing statements in the proper office under the Uniform Commercial Code in the states in which such Subject Assets are located.

(c)    From and after the Closing Date, if a Drilling Unit is designated by CONSOL Operator or Noble Operator to cover a specified portion of the Subject Assets covered by the Master JOA that is not also covered by a Third Party Operating Agreement and such portion of the Subject Assets covered by such Drilling Unit become Developed Assets, then the Master JOA shall automatically be deemed to not cover such portion of the Subject Assets and a separate operating agreement in the form attached hereto as Exhibit D-1 (each, a “Unit JOA”), with CONSOL Operator or Noble Operator serving as operator (as applicable pursuant to Section 2.3) shall be deemed to cover such portion of the Subject Assets with respect to such Drilling Unit. Further, from and after the Closing Date, if any portion of the Subject Assets that are subject to a Third Party Operating Agreement become Developed Assets, then the Master JOA shall automatically be deemed to not cover such portion of the Subject Assets and only such Third Party Operating Agreement shall cover such portion of the Subject Assets.

(d)    Within 30 days following the end of each calendar quarter, the Parties shall (i) modify or amend the Master JOA and each Master JOA Memoranda and related financing statements (including making any filings necessary to reflect such modifications or amendments in the applicable real property and other public records) to reflect any Subject Assets that have become subject to, or removed from, the Master JOA during the previous calendar quarter, (ii) execute and deliver separate Unit JOAs to cover any Subject Assets that have been deemed to have become subject to a Unit JOA during the previous calendar quarter and (iii) execute and file a separate Memorandum of Operating Agreement, Lien and Financing Statement, in the case of Noble, in the form attached hereto in Exhibit D-2 (the “Noble Unit JOA Memorandum”), and, in the case of CONSOL, in the form attached hereto as Exhibit D-3 (the “CONSOL Unit JOA Memorandum” and, together with the Noble Unit JOA Memorandum, the “Unit JOA Memoranda”) and related financing statements for each Unit JOA that is being executed and delivered pursuant to clause (ii) above and file such Unit JOA Memoranda in the real property records of each county in which the Subject Assets that are covered by the applicable Unit JOA are located and in the proper office under the Uniform Commercial Code in the states in which such Subject Assets are located.

(e)    In addition, subject to Section 2.4(a), the Parties agree to use their respective commercially reasonable efforts to have the form of the Unit JOA adopted as the operative operating agreement by all Working Interest owners for any Drilling Unit in the Development Area in which Persons other than the Parties hold Working Interests.

(f)    As between the Parties, each Applicable Operating Agreement shall be subject to the provisions of the Tax Partnership Agreement unless and until the applicability of such provisions to the Subject Assets subject to each such Applicable Operating Agreement terminates in accordance with the terms of the Tax Partnership Agreement.

2.5    Operator.

(a)    CONSOL Operator.

(i)    CONSOL Operator is hereby designated and agrees to serve as operator under each Joint Development Operating Agreement relating to the CNX Operated Area. In addition, to the extent requested by CONSOL Operator, the Parties agree to use their respective commercially reasonable efforts to support CONSOL Operator in any vote with respect to becoming or remaining as operator under each other Applicable Operating Agreement relating to the CNX Operated Area.

(ii)    CONSOL Operator (1) may be removed or resign as operator under an Applicable Operating Agreement pursuant to the relevant provisions of such Applicable Operating Agreement or (2) may be removed as operator under all Applicable Operating Agreements pursuant to Section 8.3(c)(ii). In the event that CONSOL Operator is removed or resigns as operator under an Applicable Operating Agreement relating to the CNX Operated Area or is removed as CONSOL Operator pursuant to Section 8.3(c)(ii), Noble shall have the right, which shall be exercisable by written notice to CONSOL Operator within 15 days following such removal or resignation, to have Noble Operator named as operator of the CNX Operated Area to the extent it relates to such removal or resignation with respect to any Joint Development Operating Agreement or have CONSOL vote its interest under any Third Party Operating Agreement for Noble Operator to be named the operator under any such Third Party Operating Agreement (and if so exercised, such area shall be removed from the CNX Operated Area and added to the NBL Operated Area).

(b)    Noble Operator.

(i)    Noble Operator is hereby designated and agrees to serve as operator under each Joint Development Operating Agreement relating to the NBL Operated Area. In addition, to the extent requested by Noble Operator, the Parties agree to use their respective commercially reasonable efforts to support Noble Operator in any vote with respect to becoming or remaining as operator under each other Applicable Operating Agreement relating to the NBL Operated Area.

(ii)    Noble Operator (1) may be removed or resign as operator under an Applicable Operating Agreement pursuant to the relevant provisions of such Applicable Operating Agreement or (2) may be removed as operator under all Applicable Operating Agreements pursuant to Section 8.3(c)(i). In the event that Noble Operator is removed or resigns as operator under an Applicable Operating Agreement relating to the NBL Operated Area or is removed as Noble Operator pursuant to Section 8.3(c)(i), CONSOL shall have the right, which shall be exercisable by written notice to Noble Operator within 15 days following such removal or resignation, to have CONSOL Operator named as operator of the NBL Operated Area to the extent it relates to such removal or resignation with respect to any Joint Development Operating Agreement or have Noble vote its interest under any Third Party Operating Agreement for CONSOL Operator to be named the operator under any such Third Party Operating Agreement (and if so exercised, such area shall be removed from the NBL Operated Area and added to the CNX Operated Area).

(c)    HSE Standards.

(i)    Each Party Operator shall be required to maintain health, safety and environmental policies and programs covering Development Operations and Area-Wide Operations conducted by such Party Operator in its Operated Area (as amended and modified from time to time, an “HSE Program”). Each Party Operator shall conduct (i) regular audits and reviews of its HSE Program and (ii) an annual review of its HSE Program. Prior to conducting an annual review of its HSE Program, each Party Operator shall give each other Party reasonable advance notice of such annual review and an opportunity to reasonably participate in such annual review.

(ii)    Each Party Operator shall submit to the HSE Committee, promptly after such annual review is completed, a written description describing in reasonable detail the results and findings of such annual review. Each Party Operator shall meet at least quarterly with the HSE Committee to review and discuss such Party Operator's HSE Program and its compliance therewith.

2.6    Liability of Operator.

(a)    Subject to the rights of a Party to remove any Party acting as operator under any Applicable Operating Agreement in accordance with the terms hereof or thereof, in no event shall any Party serving as a Party Operator have any liability as a Party Operator to another Party or its Affiliates under this Agreement, under any Applicable Operating Agreement or Law or common law (including on account of its marketing of any Party's production pursuant to this Agreement) for any claim, damage, loss or liability sustained or incurred in connection with its operations with respect to any Development Operation or Area-Wide Operation (including its activities to market any Party's production pursuant to Section 2.10) or any breach of any provision regarding the standard of performance of an operator in performing operations under any Applicable Operating Agreement, EVEN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SUCH PARTY, ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR, AGENT OR EMPLOYEE OF SUCH PARTY, OTHER THAN IF SUCH CLAIM, DAMAGE, LOSS OR LIABILITY AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY, ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, DIRECTOR OR EMPLOYEE OF SUCH PARTY; provided that no Party Operator shall be released and/or exonerated from liability for a material breach of any financial, administrative or procedural (such as providing notices and voting) obligation of such Person under this Agreement or (if a Party Operator) under any Applicable Operating Agreement; and provided further that each Party acknowledges that any such claim, damage, loss or liability (other than that caused by the gross negligence or willful misconduct of a Party, its Affiliates or any officer, partner, member, director, agent or employee of a Party or any of its Affiliates or the material breach of any financial, administrative or procedural (such as providing notices and voting) obligation of a Party Operator), shall be borne severally by the Parties (including such operator) in proportion to their interests in the operations or activities giving rise to such claim, damage, loss or liability.

(b)    Any Party serving as a Party Operator shall bear sole liability on behalf of the Parties for any claim, damage, loss or liability sustained or incurred in connection with any Development Operation or Area-

Wide Operation or any other operation or activity prescribed hereunder or any breach of any provision regarding the standard of performance of an operator in performing operations under any Applicable Operating Agreement to the extent such claim, damage, loss or liability arose in whole or in part from the gross negligence or willful misconduct of such Party or any of its Affiliates or any officer, partner, member, director, agent or employee of such Party or Affiliate of such Party.

(c)    Notwithstanding anything to the contrary herein or in any Applicable Operating Agreement, no Party Operator shall be liable for the gross negligence or willful misconduct of a secondee of another Party, nor shall the gross negligence or willful misconduct of any such secondee be grounds for removal of a Party Operator pursuant to Section 2.5.

2.7    Rentals, Shut-in Well Payments and Royalties. Each Party Operator shall be responsible for paying, on behalf of each Party, such Party's share of (a) all rentals, shut-in well payments and minimum royalties required to be paid to lessors under the Leases included in the Subject Assets in such Party Operator's Operated Area and (b) all valid and subsisting royalties, overriding royalties and other burdens required to be paid to lessors and holders of overriding royalties and other burdens on the Leases included in the Subject Assets in such Party Operator's Operated Area; provided that, subject to this Section 2.7, a Party Operator may determine, in its reasonable discretion as a reasonable prudent operator (after consulting with Noble, in the case that CONSOL is the Party Operator, or CONSOL, in the case that Noble is the Party Operator), not to renew, maintain or extend any such Lease in its Operated Area. A Party Operator shall be entitled to contract with Third Parties to provide the foregoing services (including in the case of Noble Operator, contracting with CONSOL and its Affiliates in accordance with and subject to the terms of the Services Agreement (as defined in the Acquisition Agreement) during the term thereof). If a Party Operator (after consulting with the applicable Party) determines not to renew, maintain or extend any of the Leases included in the Subject Assets in its Operated Area, such Party Operator will provide each other Party with no less than 30 days (to the extent reasonably possible) notice of such determination in writing prior to the expiration of such portion of such Lease, and each other Party will have the right (in the proportion that the participating Party's undivided interest in such Lease bears to all other participating Parties' undivided interest in such Lease) to pay the rental, shut-in well payment, minimum royalty, lease renewal or other payment and receive an assignment from the non-participating Parties of their respective interests in such Lease (in the proportion that the participating Party's undivided interest in such Lease bears to all other participating Parties' undivided interest in such Lease). Thereafter, notwithstanding anything contained in this Agreement to the contrary, such Lease shall be deemed to be excluded from the terms and conditions of this Agreement. A Party Operator may invoice the other Parties up to 30 days prior to the date any rental, shut-in payment, minimum royalty or any other lease renewal or maintenance payment shall become due, and each Party shall pay such invoice in accordance with Section 7.2. No Party Operator will be liable to any Party for any negligence, act, error, mistake or omission pertaining to the performance of its obligations under this Section 2.7 or any loss resulting from such negligence (whether active, passive, Sole or concurrent) act, error, mistake or omission unless such negligence, act, error, mistake or omission constitutes gross negligence or willful misconduct by such Party Operator.

2.8    Insurance.

(a)    Each Party Operator shall use its commercially reasonable efforts to carry insurance for the benefit of the joint account of the Parties as outlined in Exhibit C (or at such other insurance level as the Joint Development Committee may approve) for those Subject Assets for which it serves as operator. Each Party Operator shall provide copies of such policies to the Parties covered by such policies upon request, and shall notify all Parties to be covered by such policies if it has been unable to obtain or maintain any of such policies. Except for worker's compensation policies, each Party Operator shall use its commercially reasonable efforts to arrange for each of the Parties, according to their respective interests, to be named as additional insureds on the relevant policies, with waivers of subrogation in favor of all Parties with respect to their interests under this Agreement or such Applicable Operating Agreement where such Party Operator is the operator, as applicable. Each Party Operator shall use commercially reasonable efforts to duly file any relevant claims and to collect for the account of the relevant Parties any proceeds under such policies.

(b)    Notwithstanding the foregoing, any Party may obtain such insurance as it deems advisable for its own account at its own expense. Such insurance shall, in so far as it relates to Development Operations or Area-Wide Operations, contain a waiver of subrogation by the insurers in favor of each of the other Parties. Each Party Operator shall reasonably cooperate and assist such insurers in the investigation of insurance claims made by a Party in connection with the operations performed hereunder.

2.9    Reports.

(a)    Unless otherwise prohibited by the terms of an Applicable Operating Agreement or (subject to Section 2.9(d) below) confidentiality obligation under any other applicable contract or agreement or by applicable Law, each Party Operator shall provide the following data and reports, as they are produced or compiled after the date hereof (unless otherwise provided below), for each Development Operation for which it serves as operator and each Area-Wide Operation in its Operated Area to the other Parties that participate in such Development Operation or Area-Wide Operation:

(i)copies of all logs or surveys, including in digitally recorded format if such exists;

(ii)daily drilling and production reports;

(iii)copies of all tests and core data and analysis reports;

(iv)final well recap reports, including well bore diagrams;

(v)copies of all plugging reports;

(vi)	as requested by a Party, copies of current geological and geophysical maps, seismic sections and shot point location maps;

(vii)development schedules and annual progress reports on development projects;

(viii)field and well performance reports;

(ix)	copies of written notices provided by any Third Party regarding violations or potential violations of applicable Law (including any applicable health, safety or environmental Laws);

(x)copies of all material reports provided to any Governmental Authority;

(xi)	as requested by a Party, copies of any material correspondence between such operator and any Governmental Authority;

(xii)	copies of all title opinions, including drill site title opinions and division order title opinions;

(xiii)copies of all post-fracing flowback reports;

(xiv)such other information as may be reasonably requested by a Party; and

(xv)such other reports as may be directed by the Joint Development Committee.

(b)    Notwithstanding the foregoing, but without limiting the information required to be provided by a Party Operator pursuant to an Applicable Operating Agreement, a Party Operator will not be obligated to provide to any Party copies of: (i) any of its own independent reserve reports or evaluations or reservoir studies; or (ii) any data or report to the extent such data or report is generated, assembled or prepared by a Third Party and the Party requesting such data or report has not paid its Share of Development Costs relating to such data or report.

(c)    To the extent that a Party is responsible for any portion of the liability associated therewith, each Party Operator shall promptly notify such Party of any Third Party written claim or suit arising from Development Operations or Area-Wide Operations in its Operated Area of which such Party Operator becomes aware that exceeds (or is reasonably expected to exceed) $50,000, and, upon request of such Party from time to time, shall further provide, in a timely manner, the then current information in its possession regarding the progress and status of any such claims or suits.

(d)    Each Party Operator shall use its commercially reasonable efforts obtain a waiver of any confidentiality obligation under an applicable contract or agreement that prevents such Party Operator from providing to the other Parties the data and reports required by Section 2.9(a).

2.10    Marketing.

(a)    Production. Each Party retains and reserves the right to take-in-kind all of its Production in the CNX Operated Area and the Noble Operated Area subject to the terms of this Section 2.10.

(b)    Gas Production.

(i)    For the Interim Marketing Period, Noble hereby designates CONSOL Operator as marketer of Noble's Gas Production (“Marketer”), in the CNX Operated Area and in the Noble Operated Area, produced during the Interim Marketing Period in accordance with and subject to the following terms of this Section 2.10. During the Interim Marketing Period and subject to the remaining provisions of this Section 2.10, Marketer shall have authority and responsibility to market and sell such Gas Production (but not hedge such Gas Production) and to enter into sales, transportation, gathering and treatment agreements with respect to such Gas Production on behalf of the Party that owns the same (a “Marketing Transaction”); provided that Marketer shall not enter into a Marketing Transaction that (i) has a noncompetition provision, area of mutual interest restriction, preferential purchase right, or dedication of properties or (ii) a term that extends beyond March 31, 2013, in each case, that is binding upon a Party without the prior written consent of such Party. For each Marketing Transaction, Noble's Gas Production in an Operated Area shall be marketed on terms at least as favorable as terms received by Marketer for its share of Gas Production during the Interim Marketing Period and Marketer will market all Gas Production on market-based terms as reasonably determined in good faith by Marketer. Unless Noble otherwise consents to the same in writing, none of Noble's Gas Production may be marketed to Marketer itself or any Affiliate of Marketer. During the Interim Marketing Period, title to Noble's Gas Production will pass to (A) with respect to all processed natural gas liquids, condensate or other processed products from such Gas Production (“Processed Gas Production”), to the processor at the point at which title is required to be transferred to such processor under the applicable processing agreement and (B) with respect to all other such Gas Production (“Residual Gas Production”), to Marketer at the first delivery point location into an interstate natural gas pipeline system. During the Interim Marketing Period, all Residual Gas Production shall be sold under the NAESB Agreement and the related transaction confirmations. Furthermore, during the Interim Marketing Period, title to Noble's Gas Production shall at all times remain with Noble until such time as title is passed to another Person as described above, such that all products, both volume and value, sold on behalf of Noble or directly by Noble is to be reported as production volume, sales and revenue, by Noble. During the Interim Marketing Period, the Parties will cause their Gas Production to be delivered pursuant to the Processing Agreements, as required.

(ii)    During the Interim Marketing Period, Marketer will make all nominations that are required under the terms of any of its Marketing Transactions. As requested by Marketer from time to time, Noble will reasonably cooperate and coordinate with Marketer in order to permit Marketer to perform under the terms of each of its Marketing Transaction with respect to Noble's Gas Production and Noble shall indemnify, defend and hold Marketer harmless from any breach of any Marketing Transaction to the extent arising from Noble's failure to so reasonably cooperate and coordinate.

(iii)    Subject to Section 8.3(a), during the Interim Marketing Period Marketer shall remit to Noble all amounts due to Noble under the NAESB Agreement as and when due under the NAESB Agreement.

(iv)    At the end of the Interim Marketing Period, each Party will take-in-kind any and all of its Gas Production in the CNX Operated Area and the Noble Operated Area and provide its own full marketing services.

(c)    Transportation and Processing.

(i)    After the Interim Marketing Period, subject to Section 2.10(c), each Party shall be responsible for obtaining their own gathering, processing and transportation agreements with respect to their Gas Production. Prior to the end of the Interim Marketing Period and, if and to the extent required by Schedule 2.10(a), thereafter, each Party will comply with the terms of Schedule 2.10(a) with respect to the Downstream Contracts and the Peoples Contract.

(ii)    During the Interim Marketing Period and for so long thereafter as CONSOL holds any of the Downstream Contracts for the benefit of Noble pursuant to Schedule 2.10(a), Noble shall be responsible for, and shall pay in accordance with Section 7.2, all demand charges and tariffs required to be paid by CONSOL with respect to such Downstream Contracts to the extent applicable to the Assigned FT Interests. During the Interim Marketing Period, Noble shall be responsible for, and shall pay in accordance with Section 7.2, in addition to any other amounts set forth herein, in the NAESB Agreement or any related transaction confirmations, a daily reservation fee of $2,700. During the Interim Marketing Period, with respect to that amount of Noble's and its Affiliates' Gas Production that is delivered to the Texas Eastern Transmission interstate pipeline in Marshall, West Virginia, Green, Pennsylvania, Fayette, Pennsylvania, Westmoreland, Pennsylvania, or Indiana, Pennsylvania, that is in excess of 54,000 MMBtu per day but less than 104,001 MMBtu per day (the “Excess Gas Production”), CONSOL shall purchase such Excess Gas Production under the terms of the NAESB Agreement and the related transaction confirmations at the inlet meter of the Texas Eastern Transmission interstate pipeline and, notwithstanding anything in this Section 2.10, the NAESB Agreement or any related transaction confirmation to the contrary, pay Noble and its Affiliates in respect of such Excess Gas Production as and when required under the terms of the NAESB Agreement an amount equal to (x) the first of the month Platts Inside F.E.R.C's Gas Market Report, “Price of Spot Gas

Delivered to Pipelines,” for deliveries at Appalachian Lebanon Hub for the calendar month in which such Excess Gas Production is so delivered multiplied by (y) the amount of Excess Gas Production delivered during such calendar month.

(iii)    For purposes of flow assurance for each Party's share of Gas Production, it is the intent of the Parties to participate equally in any future processing agreements for Gas Production obtained by either Party after the Closing Date. If either Party desires to acquire additional processing capacity, then prior to entering into negotiations for a new processing agreement, such Party shall provide written notice to the Joint Development Committee, which shall include, the general deal parameters and the portion or portions of the Subject Assets within the Development Area that would be affected by such new processing agreement (a “Proposed Processing Agreement”). At the next meeting of the Joint Development Committee following such submission, the Joint Development Committee shall vote to authorize or not authorize a Party (the “Negotiating Party”) to negotiate the Proposed Processing Agreement on behalf of the Parties. Any members of the Joint Development Committee appointed by the Party (or its Affiliates) that submits a proposal for a Proposed Processing Agreement shall be deemed to have voted to authorize a Negotiating Party to negotiate the terms of a Proposed Processing Agreement on behalf of the Parties in accordance with this Section 2.10(b)(iii). If the Joint Development Committee fails to authorize a Negotiating Party to negotiate a Proposed Processing Agreement on behalf of the Parties, then the Party making the proposal to acquire additional processing capacity may enter into a processing agreement covering the subject matter of the proposal for the Proposed Processing Agreement (with such revisions as are necessary to account for only such Party's Gas Production being subject to such agreement). If the Joint Development Committee authorizes a Negotiating Party to negotiate the Proposed Processing Agreement on behalf of the Parties, then, for a period of 90 days following the date of such authorization, such Negotiating Party shall have the exclusive right to negotiate such Proposed Processing Agreement on behalf of the Parties and no other Party shall negotiate or enter into any processing agreement relating to the subject matter of such Proposed Processing Agreement; provided that if such Negotiating Party fails to negotiate such Proposed Processing Agreement within such 90-day period, then such Negotiating Party will no longer have the right to negotiate such Proposed Processing Agreement (and until it resubmits a written notice to the Joint Development Committee to obtain the Joint Development Committee's authorization of another Proposed Processing Agreement in accordance with the provisions of this Section 2.10(b)(iii)). In negotiating any Proposed Processing Agreement, the Negotiating Party shall use its commercially reasonable efforts to negotiate any processing agreement or agreements on market based terms and to negotiate separate processing agreements for each Party (with the same terms and other than revisions necessary to account for each Party's separate Gas Production). Upon completion of such negotiations, if applicable, the Negotiating Party shall submit the final Proposed Processing Agreement or agreements to the Joint Development Committee. At the next meeting of the Joint Development Committee following such submission, the Joint Development Committee shall vote to approve or disapprove such agreement or agreements. If the Joint Development Committee approves such agreement or agreements, then each Party shall promptly execute and deliver such agreement or, if applicable, its respective agreement. If the Joint Development Committee fails to approve a Proposed Processing Agreement or Proposed Processing Agreements after such agreement(s) has been negotiated by the Negotiating Party, then the Party whose members of the Joint Development Committee voted to approve such final Proposed Processing Agreements or agreements may enter into a processing agreement covering the subject matter of the Proposed Processing Agreement (with such revisions as are necessary to account for only such Negotiating Party's Gas Production being subject to such agreement).

(iv)    Upon mutual agreement of the Parties, the Parties shall have the right, prior to September 25, 2011, to unwind the production dedication under the Processing Agreements in accordance with the terms of the Processing Agreements.

(d)    Hedging. Each Party will be responsible for conducting (for its own account) any hedging activities with respect to its Production from the Subject Assets.

(e)    Administrative Services and Reporting. Each Party or Party Operator conducting marketing activities under this Section 2.10 on behalf of another Party shall also be responsible for providing any accounts receivable, collection, revenue accounting, system balancing and other back office marketing services necessary to market such Production. Each Party or Party Operator conducting marketing activities under this Section 2.10 on behalf of another Party shall provide to such other Party the following reports and information as such data and reports are produced or compiled (unless otherwise provided below) relating to the Production being marketed hereunder on behalf of such other Party:

(i)    counterparty credit exposure reports, as amended from time to time, which reports shall include a list of counterparties with to which the Parties have credit exposure, the maximum amount of potential credit exposure to each such counterparty for a 60-day period (regardless of any outstanding credit extensions to such counterparty at the time of such report) and any outstanding credit extensions to such counterparty at the time of such report;

(ii)    prior to the first day of each calendar month, a listing on anticipated sales and volumes by counterparty for the production of such Party being sold during such relevant calendar month;

(iii)    copies of all transaction confirmations entered into under any NAESB agreement or similar agreement to which such Party or Party Operator is a party; and

(iv)    any other data or information that a Party whose production is being marketed hereunder may reasonably request relating to its Production.

(f)    Wellhead Condensate Production. From and after the Closing Date, each Party Operator shall have exclusive authority and responsibility to market and sell all of the Wellhead Condensate Production of the Parties in the Operated Area in which it operates (but not hedge such Wellhead Condensate Production), and to enter into any necessary marketing agreements for such Wellhead Condensate Production. A Party Operator shall not enter into any marketing agreement that has a noncompetition provision, area of mutual interest restriction, preferential purchase right or dedication of properties that is binding upon a Party without the prior written consent of such Party. Each Party's Wellhead Condensate Production in an Operated Area shall be marketed by the applicable Party Operator on market-based terms at least as favorable as terms received by the applicable Party Operator for its share of Wellhead Condensate Production and the applicable Party Operator will market all Wellhead Condensate Production on market-based terms as reasonably determined in good faith by the applicable Party Operator. Unless a Party otherwise consents to the same in writing, none of such Party's Wellhead Condensate Production may be marketed to the Party Operator marketing such Wellhead Condensate Production or any Affiliate of such Party Operator. Title to a Party's Wellhead Condensate Production will remain in such Party until such time as title to such Wellhead Condensate Production is required to be transferred to the purchasing counterparty under the terms of the applicable sales contract. As requested by a Party Operator from time to time, each Party will reasonably cooperate and coordinate with such Party Operator in order to permit such Party Operator to market such Party's Wellhead Condensate Production. All net proceeds from a Party's Wellhead Condensate Production received by a Party Operator shall be held for the account of such Party and delivered by such Party Operator no later than the 25th day of the calendar month following receipt thereof by such Party Operator to an account designated by the applicable Party.

(g)    Drip Condensate Production. From and after the Closing Date, each Party's Drip Condensate

Production will be handled by the gatherer of any applicable gathering agreement. Title to a Party's Drip Condensate Production will remain in such Party until such time as title to such Drip Condensate Production is required to be transferred to the gatherer under the terms of the applicable gathering agreement.

2.11    Development Services; Overhead Rates; and Marketing Fees.

(a)    Development Services.

(i)    Each Party Operator shall be entitled to perform Development Services required in connection with Development Operations and Area-Wide Operations conducted by such Party Operator.

(ii)    Subject to Section 2.11(d), with respect to Development Services performed by a Party Operator hereunder, each Party shall pay to the applicable Party Operator its Participating Interest share of (A) those Services Costs incurred by such Party Operator in performing such Development Services and (B) all Third Party expenses incurred by such Party Operator in performing such Development Services (except to the extent such expenses are paid pursuant to and under an Applicable Operating Agreement), in each case, in accordance with Section 7.2.

(b)    Overhead Rates. With respect to Development Operations conducted by a Party Operator under an Applicable Operating Agreement, each Party shall pay to such Party Operator such Party's Working Interest share of the producing well and/or drilling well overhead rates specified in such Applicable Operating Agreement in accordance with Section 7.2 for such Development Operations with respect to which it participates.

(c)    Marketing Fee. Subject to Section 2.11(d), during the Interim Gas Marketing Period, Noble shall pay or reimburse CONSOL Operator a monthly marketing fee equal to $0.02 for each MMBtu of Noble's Gas Production that is purchased by CONSOL Operator from Noble pursuant to the NAESB Agreement (the “Marketing Fee”), in accordance with Section 7.2.

(d)    Periodic Review. On or before August 31 in the calendar year immediately preceding the relevant calendar year, the Joint Development Committee shall review the calculation of Services Costs being charged by each Party Operator pursuant to the then current Annual Plan and Budget and the amount of the Marketing Fees chargeable by CONSOL and vote to approve the calculation of such Services Costs and the amount of such Marketing Fee for the following year (each of which may be modified by the Joint Development Committee). If the Joint Development Committee fails to approve the calculation of such Services Costs or the amount of such Marketing Fee (with any modifications that the Joint Development Committee may approve) for such following year, then any Party may submit such matter to an expert in accordance with Section 11.7(b) and such expert shall adjust such calculation and/or fees so that the amount of Services Costs and/or Marketing Fees chargeable to the Parties under this Section 2.11 equals in such expert's opinion a market rate for fees being charged for similar services by other Persons in the Development Area at the time of such adjustment.

2.12    Contracts; Use of Affiliates.

(a)    Except as provided in Section 2.12(c), each Party Operator may enter into contracts and other agreements on customary terms and conditions in connection with any Development Operations or any Area-Wide Operations conducted by or at the direction of such Party Operator.

(b)    Except as provided in Section 2.12(c), each Party Operator may contract with its Affiliates and related parties to provide services and materials in connection with Development Operations or Area-Wide Operations. All services performed and materials supplied by any such Affiliates or related parties shall be performed or supplied at arm's length and on competitive rates, pursuant to written agreements, and in accordance with customs and standards prevailing in the industry.

(c)    Notwithstanding Sections 2.12(a) or 2.12(b) or any Applicable Operating Agreement to the contrary, unless either (i) such contract has been approved by the Joint Development Committee or (ii) such contract is expressly contemplated by an Annual Plan and Budget, a Party Operator shall not enter into an Affiliate Contract or a contract or agreement that contains a confidentiality obligation that would prevent such Party Operator from providing to the other Parties the data and reports required by Section 2.9(a).

2.13    Non-Solicitation.

(a)    During the term of this Agreement and for a period of 12 calendar months thereafter, Noble and its Affiliates may not solicit or hire any officer or employee of CONSOL or its Affiliates without first obtaining the prior written consent of CONSOL; provided that this prohibition shall not apply to offers of employment made by Noble or its Affiliates pursuant to a general solicitation of employment to the public or the industry.

(b)    During the term of this Agreement and for a period of 12 calendar months thereafter, CONSOL and its Affiliates may not solicit or hire any officer or employee of Noble or its Affiliates without first obtaining the prior written consent of Noble; provided that this prohibition shall not apply to offers of employment made by CONSOL or its Affiliates pursuant to a general solicitation of employment to the public or the industry.

2.14    Conflict of Interest Policy. CONSOL Operator and Noble Operator shall develop and implement a policy regarding required disclosure of conflicts of interest that any officer, director or key employee of that Party or Affiliate of that Party may have with the interest of any of the Parties in connection with the conduct of Development Operations.

2.15    Secondment.  From time to time after the Closing Date, each of CONSOL or Noble may second certain of their (or their Affiliates') employees into the organization of the other Party pursuant to the terms of the CONSOL Secondment Agreement or the Noble Secondment Agreement, as applicable. From time to time the Joint Development Committee may increase or decrease the number of secondees and change or modify their positions in the other Party's organization.

ARTICLE III
JOINT DEVELOPMENT COMMITTEE;
DEVELOPMENT PLAN; ANNUAL PLANS AND BUDGETS

3.1    Joint Development Committee.

(a)    To facilitate the creation, approval and amendment of the Development Plan and each Annual Plan and Budget, to approve or disapprove the other matters set forth in

Section 3.1(h) and to provide (directly or through a subcommittee) advice and recommendations for the conduct of Development Operations and Area-Wide Operations, there is hereby established a joint development committee composed of representatives of CONSOL and Noble (the “Joint Development Committee”). CONSOL shall be entitled to appoint three representatives to the Joint Development Committee and Noble shall be entitled to appoint three representatives to the Joint Development Committee. The initial representatives to the Joint Development Committee for CONSOL shall be Randall M. Albert, M. Charles Hardoby and Stephen W. Johnson and the initial representatives to the Joint Development Committee for Noble shall be Barry Shelden, John Lewis and Aaron Carlson. Each Party shall have the right to change its representatives at any time by giving notice of such change to the other Parties.

(b)    The Joint Development Committee shall have only the powers and duties expressly ascribed to it in this Agreement.

(c)    The representatives of a Party shall be authorized to represent and bind such Party with respect to any matter that is within the powers of the Joint Development Committee hereunder and is properly brought before the Joint Development Committee. On all matters coming before the Joint Development Committee, the representatives of each of CONSOL and Noble shall have an aggregate vote equal to the Participating Interest of the Person (and its Affiliates) that appointed such representatives divided by the aggregate Participating Interests of all Persons (and their Affiliates) with representatives on the Joint Development Committee. Any representative of a Party that is present or otherwise available to vote or consent on an action of the Joint Development Committee shall have the authority to cast all of the votes or consents allocated to all of the representatives of such Party. In addition to the representatives, each Party may also send such advisors as it may deem appropriate to any Joint Development Committee meetings.

(d)    Unless otherwise agreed to by the members of the Joint Development Committee, the Joint Development Committee shall meet once (and no more than once unless otherwise mutually agreed) per calendar month to review and discuss reports concerning the Development Plan, Annual Plan and Budget and the drilling schedule, relevant geoscience and other data relating to Subject Assets and such other matters as may be reasonably proposed by a Party Operator or members of the Joint Development Committee. Meetings of the Joint Development Committee may be called by either CONSOL Operator or NBL Operator by giving notice to the members of the Joint Development Committee at least 5 days in advance of such meeting, along with a proposed agenda for such meeting (which shall include any items that a member of the Joint Development Committee or a Party Operator may request to have included on such agenda). All meetings shall be held during normal business hours at a time and place agreed to by CONSOL Operator and NBL Operator, or failing to reach such agreement, meetings occurring in even numbered months shall be held in a location selected by NBL Operator and meetings held in odd numbered months shall be held in a location selected by CONSOL Operator; provided that members of the Joint Development Committee shall be allowed to participate telephonically (or, to the extent available, by video conference) in any such meeting.

(e)    All decisions, approvals and other actions of the Joint Development Committee shall be decided by the affirmative vote of members of the Joint Development Committee holding collectively at least two-thirds of the votes eligible to vote on such proposals (which eligible votes, for the avoidance of doubt, shall not include any votes by the representatives of any Defaulting Party in accordance with Section 8.2(a)). The Joint Development Committee shall keep a written record of all meetings and actions taken by the Joint Development Committee or any of its subcommittees. To the fullest extent permitted by Law and notwithstanding any provision of this Agreement or any Associated Agreement to the contrary, no member of the Joint Development Committee, in his or her capacity as a member of the Joint Development Committee, shall have any duty, fiduciary or otherwise, to the Parties that did not appoint such member in connection with any act or omission by such member under this Agreement or any Associated Agreement. Each Party agrees and acknowledges that each member of the Joint Development Committee shall be entitled to determine whether or not to take any action under this Agreement or any Associated Agreement by only considering the interests of the Party that designated such member to the Joint Development Committee and not the interests of the other Party.

(f)    In lieu of a meeting, any Party Operator may submit any proposal that is within the Joint Development Committee's powers to approve or disapprove (including any amendment to the then existing Development Plan or Annual Plan and Budget) to the Joint Development Committee for a vote by written notice. Such Party Operator shall provide a copy of any such proposal by written notice to the members of the Joint Development Committee. The members of the Joint Development Committee shall communicate their votes on the proposal by written notice to the submitting Party Operator within 14 days after receipt of the proposal from such Party Operator. If none of the representatives of a Party communicates their collective votes in a timely manner to such Party Operator, such representatives shall be deemed to have voted against such proposal. Promptly following the expiration of the relevant time period, the submitting Party Operator shall give each member of the Joint Development Committee a confirmation notice stating the tabulation and results of the vote on such proposal.

(g)    The Joint Development Committee may establish such subcommittees as it may deem appropriate, including a technical committee (whose purpose would be to advise the Party Operators with respect to the development of the Subject Assets, the coordination of Development Services, the selection of Third Party contractors, the terms of contracts for Development Operations and such other matters as the Joint Development Committee may direct). The functions of such subcommittees shall be to serve in an advisory capacity only. CONSOL and Noble shall each have the right to appoint an equal number of representatives to each subcommittee. The Joint Development Committee is hereby deemed to have established a HSE Committee (the “HSE Committee”) whose purpose shall be to (A) review violations of applicable health, safety and environmental Law by a Party Operator and (B) collaborate with each Party Operator to develop additional health, safety and environmental policies and programs in its Operated Area.

(h)    Notwithstanding anything else to the contrary in this Agreement, each of the following actions shall require the approval of the Joint Development Committee:

(i)    any amendment, modification or supplement to the Development Plan as provided in Section 3.2;

(ii)    the adoption of any Annual Plan and Budget and any amendment, modification or supplement to any Annual Plan and Budget as provided in Section 3.3;

(iii)    any allocation of, and any amendment, modification or supplement to the allocation of, Development Services to be provided by the Party Operators as provided in Section 2.11;

(iv)    any Affiliate Contract or a contract or agreement that contains a confidentiality obligation that would prevent such Party Operator from providing to the other Parties the data and reports required by Section 2.9(a), in each case, to be entered into by a Party Operator as provided in Section 2.12(c);

(v)    subject to Section 2.11(d), approval or modification to the calculation of Services Costs or the amount of the Marketing Fee as provided in Section 2.11(d);

(vi)    formation or dissolution of any subcommittee of the Joint Development Committee;

(vii)    approval of, and any amendment, modification or supplement to any previously approved, operating guidelines to be followed by the Party Operators in conducting Development Operations or Area-Wide Operations;

(viii)    any amendment, modification or supplement to the insurance standards required to be maintained by each of the Party Operators as provided in Section 2.8 or the reports to be provided by each of the Party Operators as provided in Section 2.9; and

(ix)    any modification to the number of secondees or the positions of such secondees under either the CONSOL Secondment Agreement or the Noble Secondment Agreement as applicable.

(i)    Each Party will designate a representative (the “Party Representative”) who will be the primary, but not exclusive, day-to-day point of contact for the other Party with respect to safety, operational, technical, production, financial, land, permitting, marketing and other matters under this Agreement and any Applicable Operating Agreement. Each Party Representative shall meet with the Party Representatives of the other Parties on a regular basis in person or by telephone to (i) discuss the status of such matters, (ii) identify and seek to resolve any issues that may arise with respect to such matters, and (iii) seek to enhance the safety, compliance, continuous improvement, production and costs of operations under this Agreement and any Applicable Operating Agreement. The initial Party Representative of CONSOL shall be J. Michael Onifer and the initial Party Representative of Noble shall be Barry Shelden, each of whose contact information is set forth in Section 11.2; provided that any Party may change its Party Representative or the contact information for its Party Representative by giving notice to the other Parties in accordance with Section 11.2.

3.2    Development Plan.

(a)    Attached hereto as Exhibit E is a multi-year development plan for Development Operations and Area-Wide Operations which the Parties currently anticipate to be conducted by the Party Operators through calendar year 2020 (as hereafter amended, modified or supplemented, the “Development Plan”). The Joint Development Committee shall have the sole right to amend, modify and supplement the Development Plan.

(b)    Each Development Plan shall, to the extent possible, include:

(i)
a forecast of the number of active rigs, the drilling days from spud to rig release including the expected time from rig release to first production, including estimates for stimulation/completion days and a forecast of all relevant capital and operational costs related to the foregoing;

(ii)    the sequence of development of the applicable Operated Area, to the extent known;

(iii)
a forecast of future production in four categories: (A) wells already on stream, (B) wells stimulated but not on stream, (C) wells drilled but not stimulated, and (D) wells to be drilled (wells on stream shall be forecasted on an individual performance basis (individual decline analysis) and all other wells shall be forecasted on an area basis based on expected performance for the relevant locations (pro-forma curves)).

(c)    Commencing in 2017 or earlier if the Parties mutually agree, on or before August 31 of each calendar year, each Party Operator shall, with respect to its Operated Area, prepare and submit to the Joint

Development Committee an amendment to the portion of the then existing Development Plan covering such Operated Area, which amendment sets forth the Development Operations and Area-Wide Operations reasonably expected to be carried out during the following three calendar years in such Operated Area. Following distribution of all amendments to the Development Plan from each of the Party Operators, the representatives of the Joint Development Committee shall have 30 days to furnish to the other members of the Joint Development Committee any proposed revisions they desire to make to the proposed amendments to the Development Plan. Promptly following the Joint Development Committee's 30-day review process, the Joint Development Committee shall meet to consider the amendments to the Development Plan and any recommendations made with respect thereto by any member of the Joint Development Committee and approve or reject such amendments to the Development Plan and such recommendations. In addition, the Joint Development Committee shall annually review the Development Plan in connection with its annual review and approval of the Annual Plan and Budget for the following calendar year and may from time to time amend or modify the Development Plan.

(d)    For the avoidance of doubt, any reference in this Agreement to the Development Plan shall mean the Development Plan attached hereto as Exhibit E, as such Development Plan may be amended from time to time by the Joint Development Committee pursuant to the terms hereof.

3.3    Annual Plan and Budgets.

(a)Attached hereto as Exhibit F is an annual development plan and budget for Development Operations and Area-Wide Operations which the Parties currently anticipate to be conducted by the Party Operators through calendar year 2012 (as hereafter amended, modified or supplemented, the “Annual Plan and Budget”). Each Party Operator shall, with respect to its Operated Area, be responsible for conducting the Development Operations and Area-Wide Operations that are contemplated by, and in accordance with, the then applicable Annual Plan and Budget covering such Operated Area. The Joint Development Committee shall have the sole right to amend, modify and supplement any Annual Plan and Budget.

(b)Other than with respect to calendar year 2011, on or before August 31 in the calendar year immediately preceding the relevant calendar year, each Party Operator shall, with respect to its Operated Area, prepare and submit to the Joint Development Committee that portion of a proposed Annual Plan and Budget for such relevant calendar year that pertains to such Operated Area. In preparing such portion of such proposed Annual Plan and Budget, each Party Operator shall prepare such Annual Plan and Budget in a manner consistent with the then current Development Plan for such relevant calendar year. Each such portion of such proposed Annual Plan and Budget submitted by a Party Operator shall contain at least the following with respect to the Operated Area of such Party Operator:

(i)all Development Operations and Area-Wide Operations that are expected to be conducted by such Party Operator in its Operated Area during such calendar year;

(ii)all lease maintenance costs and expenditures required under the terms of existing Leases or existing Third Party contracts held by a Party Operator for the benefit of Development Operations and Area-Wide Operations (including each Party's share thereof);

(iii)itemized estimates of the Development Costs (including each Party's share thereof including Carried Costs, separately stated, in the case of Noble) for Development Operations and Area-Wide Operations covered by the proposed Annual Plan and Budget by budget category containing sufficient detail, if available, to afford the ready identification of the nature, scope and duration of the activity in question;

(iv)the number of wells proposed to be drilled as part of the Development Operations and Area-Wide Operations during such calendar year, the areas for drilling groups of wells and proposed locations of such wells (to the extent reasonably ascertainable at the time such Annual Plan and Budget is proposed), and the estimated Development Costs (including each Party's share thereof) associated therewith;

(v)estimates of the schedule pursuant to which the Parties' Share of Development Costs for Development Operations and Area-Wide Operations included in the Annual Plan and Budget are anticipated to be incurred by the Parties;

(vi)estimated production for the applicable calendar year; and

(vii)any other information that a member of the Joint Development Committee reasonably requests to have included in such portion of such proposed Annual Plan and Budget.

Each Party Operator shall also provide to the Joint Development Committee any technical and interpretive data to support its proposed portion of the Annual Plan and Budget that any member of the Joint Development Committee may reasonably request.
(c)Following distribution of the applicable portion of the proposed Annual Plan and Budget from each of the Party Operators, the representatives of the Joint Development Committee shall have 30 days to furnish to the other members of the Joint Development Committee any proposed revisions they desire to make to such proposed Annual Plan and Budget. Promptly following the Joint Development Committee's 30-day review process, the Joint Development Committee shall meet to consider the proposed Annual Plan and Budget and any recommendations made with respect thereto by any member of the Joint Development Committee and approve or reject the proposed Annual Plan and Budget and such recommendations. In addition to annually submitting an Annual Plan and Budget to the Joint Development Committee, commencing in 2012, on or prior to June 30 of each calendar year, each Party Operator shall meet with the Joint Development Committee to review the then current Annual Plan and Budget to discuss any potential amendments or modifications to such Annual Plan and Budget for the remaining portion of such calendar year that may be proposed by the members of the Joint Development Committee or such Party Operator.

(d)Inclusion of an operation in an approved Annual Plan and Budget shall (unless and until such operation is removed from such Annual Plan and Budget pursuant to an amendment thereof): (i) bind all Parties to participate in such operation, and no Party shall have the right to make any nonconsent election under an Applicable Operating Agreement with respect to such operation; and (ii) subject to an occurrence of a Force Majeure Event affecting such operation, authorize the applicable Party Operator to propose and conduct such operation for the account of all of the Parties under the relevant Applicable Operating Agreement (provided that, to the extent any Third Party is a party to such Applicable Operating Agreement, a Party Operator shall propose such operation to such Third Party in accordance with the terms of such Applicable Operating Agreement, though, for the avoidance of doubt, such Party Operator need not re-propose such operation to the Parties but the Party Operator shall provide any AFEs required by the terms of the Applicable Operating Agreement to such Party, which shall be for informational purposes only) or under this Agreement in the case of an Area-Wide Operation.

(e)Subject to a Force Majeure Event that affects such Development Operations, each Party Operator shall be responsible for proposing, and shall conduct, Development Operations relating to its Operated Area that are contemplated in an Annual Plan and Budget under the Applicable Operating Agreement; provided that, notwithstanding anything to the contrary in this Agreement, no Party Operator shall have any liability for failing to commence operations to drill all of the wells set forth in the applicable

Annual Plan and Budget for any year for its Operated Area so long as such Party Operator proposes and commences the drilling of at least 95% of the wells contemplated to be drilled in an Annual Plan and Budget for its Operated Area for such year. Other than as provided in the preceding sentence or as provided in Section 3.3(g), no Party or its Affiliates (including any Party Operator) shall propose Development Operations under any Applicable Operating Agreement. Other than with respect to Development Operations proposed by a Third Party Operator or a Third Party under an Applicable Operating Agreement, each Party hereby authorizes each Party Operator on its behalf to provide such notices, make such elections and take such actions as may reasonably be required under any Applicable Operating Agreement or any other Associated Agreement to implement the operations and activities contemplated by an approved Annual Plan and Budget in such Party Operator's Operated Area. In the event that an operation that is included in an approved Annual Plan and Budget is proposed by a Party Operator under an Applicable Operating Agreement and a Third Party to such Applicable Operating Agreement non-consents such proposal, then (i) if the Working Interest of the non-consenting Third Party with respect to such proposed operation is less than 50%, each Party shall be required to participate for its full Working Interest share of the Working Interest of such non-consenting Third Party and the applicable Party Operator shall make such elections, on behalf of each Party, as is necessary to implement the same and (ii) if the Working Interest of the non-consenting Third Party with respect to such proposed operation is 50% or more, each Party shall have the right to elect to participate for its full Working Interest share of the Working Interest of such non-consenting Third Party in accordance with the terms of the Applicable Operating Agreement; provided that if any Party elects not to participate for its full Working Interest share of the Working Interest of such non-consenting Third Party, the Party Operator shall have the option to withdraw its proposal for such Development Operation (and if the Party Operator withdraws such proposal, such Development Operation shall be deemed to have been removed from the Annual Plan and Budget).

(f)Each Party shall have the right to elect to participate or not to participate in any Development Operations proposed by a Third Party Operator or other Third Party pursuant to an Applicable Operating Agreement. Any such Development Operation in which less than all of such Parties elect to participate as permitted hereunder may be conducted by the Parties electing to participate in such Development Operation under the terms of the relevant Applicable Operating Agreement. Except as provided in Section 3.5 with respect to a Non-Consent Year, Noble's obligation to pay the Carried Costs on behalf of CONSOL in accordance with Section 7.1 shall not apply to Development Operations proposed by a Third Party Operator or other Third Parties pursuant to an Applicable Operating Agreement unless Noble is a participating party in such Development Operation.

(g)In the event that the Joint Development Committee fails to approve an Annual Plan and Budget for a particular calendar year on or prior to December 15 of the year preceding such particular calendar year (for purposes of this Section 3.3(g), such particular year for which the Joint Development Committee fails to approve an Annual Plan and Budget, the “relevant calendar year”), the Joint Development Committee shall be deemed to have approved an Annual Plan and Budget for such relevant calendar year that includes the following: (i) all Development Operations and Area-Wide Operations that were previously commenced pursuant to an approved Annual Plan and Budget in a prior calendar year and not completed in such prior calendar year; (ii) the wells scheduled to be drilled during the relevant calendar year as set forth in the Development Plan, if any, and the associated Development Costs reasonably expected to be required to implement such Development Operations (regardless of estimated amounts set forth in the Development Plan); (iii) all actual Operating Expenses relating to the subject assets and incurred during the relevant calendar year; (iv) Services Costs and overhead rates and Marketing Fees (and related Third Party expenses) in accordance with Section 2.11 (provided that if the Services Costs or Marketing Fee (as applicable) are not then approved by the Joint Development Committee or determined by an expert pursuant to Section 2.11(d), then until so approved or determined, such cost or fee shall be equal to the Services Costs or Marketing Fee

(as applicable) for the preceding calendar year); (v) existing payment commitments to Third Parties under Leases and binding contracts with respect to the Subject Assets; and (vi) taxes payable with respect to the Subject Assets by a Party Operator under the terms of any Applicable Operating Agreement. In the event that any Development Operation scheduled to be performed during any calendar year is not commenced during such calendar year, then the Development Plan shall automatically be amended to add such Development Operation to the Development Plan to be conducted in the year following the year in which the Development Plan would have otherwise expired and the Development Plan shall be automatically extended for such period of time as is reasonably necessary for the applicable Party Operator to conduct such Development Operation.

(h)Subject to Section 7.1 and subject to the applicable Annual Plan and Budget (as modified by Section 3.3(i)), each Party shall be responsible for such Party's Share of Development Costs, including its Share of Development Costs for operations conducted by a Party Operator in accordance with Section 3.3(j). Subject to Section 7.1, each Party shall pay or advance its Share of Development Costs in accordance with Section 7.2. For the avoidance of doubt, no Party shall be obligated to participate in acquisitions of Leases included in an Annual Plan and Budget (other than Fill-In Interests), if any, but instead shall have the right but not the obligation to participate in such acquisitions pursuant to ARTICLE V.

(i)Approval by the Joint Development Committee of an Annual Plan and Budget shall constitute the Joint Development Committee's deemed approval for any Party Operator to expend up to 20% in excess of the authorized amount applicable to its operations in its Operated Area within each Annual Plan and Budget category, not to exceed in the aggregate 10% of the aggregate amount applicable to such operations in such Annual Plan and Budget. Each Party Operator shall promptly notify the Joint Development Committee of any expenditure made by it in the exercise of its rights pursuant to this Section 3.3(i). The deemed approval levels set forth in this Section 3.3(i) shall be calculated with respect to the original amount of an Annual Plan and Budget or, once amended, the amended amount of the Annual Plan and Budget, provided that no expenditures incurred pursuant to Section 3.3(j) shall be deemed to be included in an approved Annual Plan and Budget for purposes of calculating the deemed approval levels pursuant to this Section 3.3(i), nor shall any such expenditures be considered to be amounts expended in excess of the authorized amount of any Annual Plan and Budget for purposes of calculating the deemed approval levels set forth in this Section 3.3(i).

(j)Notwithstanding anything to the contrary in this Agreement, each Party Operator is expressly authorized to make expenditures and incur liabilities when it reasonably determines that such expenditures or incurrences are necessary or advisable to deal with emergencies, including well blowouts, fires, oil spills, or any other similar event, which may endanger property, lives, or the environment. Each Party Operator shall as soon as practicable report to the Parties the nature of any such emergency which arises, the measures it intends to take or has taken in respect of such emergency and the estimated related expenditures.

(k)To the extent reasonably within the control of any Party Operator conducting any Development Operation and subject to any Force Majeure Event affecting such Development Operation, each Development Operation shall be conducted at approximately the time prescribed in the applicable Annual Plan and Budget.

(l)For the avoidance of doubt, any reference in this Agreement to an Annual Plan and Budget in connection with any operations, rights or obligations shall mean an Annual Plan and Budget that is approved or deemed to have been approved by the Joint Development Committee, including all amendments to such Annual Plan and Budgets that are approved (or deemed approved) by the Joint Development Committee pursuant to the terms hereof.

3.4    AFEs. Prior to any Party Operator (a) spudding any well included in the Annual Plan and Budget, or (b) making any expenditure that is included in the Annual Plan and Budget and that is estimated to cost in excess of $500,000, such Party Operator shall submit an AFE to the Parties covering such well or expenditure for information purposes only.

3.5    Non-Consent Years. Notwithstanding any other provision in this Agreement to the contrary, subject and pursuant to the terms and provisions of this Section 3.5, each of Noble and CONSOL shall have the right (the “Non-Consent Right”) to elect to non-consent all (but not less than all) wells to be drilled in the Development Area under the Annual Plan and Budget deemed approved pursuant to Section 3.3(g) during a Non-Consent Year in the event that the Joint Development Committee fails to approve an Annual Plan and Budget for such Non-Consent Year.

(a)    Non-Consent Right.

(i)Commencing in calendar year 2013, on or prior to December 20 of any calendar year, either Noble or CONSOL may exercise its Non-Consent Right with respect to the following calendar year (such following calendar year, the “Non-Consent Year”) by giving written notice of the same to all other Parties. For clarity, no calendar year prior to 2014 can be a Non-Consent Year. For clarity, a Party electing to exercise the Non-Consent Right shall be entitled to elect to participate in any wells that are not included in the Annual Plan and Budget for the Non-Consent Year (being the Annual Plan and Budget deemed approved pursuant to Section 3.3(g)) proposed to be drilled by a Third Party Operator or Third Party under any Applicable Operating Agreement in the Non-Consent Year on a well-by-well basis.

(ii)If either Noble or CONSOL (the “Non-Consenting Party”) exercises its Non-Consent Right for a Non-Consent Year, then (A) such Non-Consenting Party shall not be entitled or obligated to conduct, propose or otherwise participate in any wells included in the Annual Plan and Budget for the Non-Consent Year (being the Annual Plan and Budget deemed approved pursuant to Section 3.3(g)) for which drilling operations are commenced in the Development Area during the Non-Consent Year and (B) the other Party (the “Electing Party”) shall have the right (but not the obligation, notwithstanding anything herein to the contrary) to propose and drill each of the wells scheduled pursuant to the Development Plan to be drilled during such Non-Consent Year (such wells proposed where drilling operations are commenced, the “Non-Consent Wells”). For clarity, the Electing Party shall not be required to drill any or all of the Non-Consent Wells and it can choose which Non-Consent Well(s) to drill during such Non-Consent Year and when such Non-Consent Wells should be drilled.

(iii)The Electing Party will have the right to become operator with respect to any Non-Consent Wells commenced during the Non-Consent Year (including becoming operator with respect to any Non-Consent Wells commenced in the Non-Consenting Party's Operated Area). The Non-Consenting Party will use commercially reasonable efforts to assist the Electing Party to become operator with respect to such Non-Consent Wells. The Non-Consenting Party will also serve as a contract operator for the Electing Party, if the Electing Party is unable to takeover as operator with respect to any Non-Consent Well where the Non-Consenting Party is already designated as operator. The Non-Consenting Party will transfer to the Electing Party those agreements that the Electing Party needs to operate such Non-Consent Wells or, if such agreements are not transferable, hold such agreements for the benefit of the Electing Party.

(iv)With respect to each Non-Consent Well that is commenced during the Non-Consent Year, the non-consent penalties set forth in the Applicable Operating Agreement for such Non-Consent Well shall be applicable to the Non-Consenting Party.

(v)The Non-Consenting Party shall be solely responsible for any payment requirements (the “Non-Terminable Contract Obligations”) resulting from the Parties not satisfying their obligations under any non-terminable (without fee payment) contract relating to the Subject Assets during the Non-Consent Year (the “Non-Terminable Contracts”); provided that if in connection with its Development Operations during the Non-Consent Year the Electing Party does not actually incur at least an amount equal to 67% of the actual costs and expenses relating to drilling and completing wells that such Electing Party was projected to incur (after taking into account Noble's obligation to pay the Carried Costs for such wells) pursuant to the Annual Plan and Budget for such Non-Consent Year (being the Annual Plan and Budget deemed approved pursuant to Section 3.3(g)), then, within 15 days following the end of such Non-Consent Year, the Electing Party shall reimburse the Non-Consent Party for its Participating Interest share of all actual amounts paid by the Non-Consenting Party with respect to the Non-Terminable Contract Obligations and shall thereafter be responsible for paying its Participating Interest share of all Non-Terminable Contract Obligations. During a Non-Consent Year, the Parties shall each use their commercially reasonable efforts to mitigate any payment requirements under any Non-Terminable Contracts at the sole cost and expense of the Non-Consent Party; provided that the Electing Party shall not be required to conduct any Development Operations to satisfy its obligations to mitigate such payment requirements.

(vi)In the event that any wells scheduled pursuant to the Development Plan for such Non-Consent Year are not Non-Consent Wells, then the Development Plan shall automatically be amended to add such wells that are not Non-Consent Wells to the Development Plan to be conducted in the year following the year in which the Development Plan would have otherwise expired and the Development Plan shall be automatically extended for such period of time as is reasonably necessary for the applicable Party Operator to conduct such Development Operation.

(b)    Carried Costs. If Noble is the Non-Consenting Party, then:

(i)On or prior to January 1 of the Non-Consent Year, Noble must advance to the Tax Partnership Account designated and controlled (subject to the obligation of CONSOL to withdraw such funds only to pay for specific costs of the Non-Consent Year's drilling program) by CONSOL (the “Non-Consent Account”) the total amount of the Carried Costs that are contemplated by the Development Plan for the Non-Consent Year (the “Carried Costs Amount”), which funds may thereafter be solely utilized for the purposes described in Section 3.5(b)(ii) or 3.5(c)(ii). The Parties acknowledge that such funds in the Non-Consent Account discharge Noble's obligations to pay Carried Costs during such Non-Consent Year. Notwithstanding the fact that Noble has no right to the return of such funds once they are paid into such Non-Consent Account, interest in such funds shall be allocated and distributed 50% to CONSOL and 50% to Noble. Except for payment under this Section 3.5(b) of the Carried Costs Amount, Noble shall have no other obligation to pay any Carried Costs during the Non-Consent Year.

(ii)With respect to any Non-Consent Well or any other well proposed by a Third Party under an Applicable Operating Agreement that is actually spudded during the Non-Consent Year in which CONSOL participates, notwithstanding anything in Section 7.1(b) to the contrary, CONSOL shall pay out of the Non-Consent Account (until expended) two-thirds of CONSOL's Working Interest share of all Drilling and Completion Costs with respect to such wells (and all such Drilling and Completion Costs that are funded pursuant to this Section 3.5(b)(ii) shall be deemed to be Carried Costs for all purposes hereunder).

(iii)The provisions of Section 7.1(d) shall not be applicable during any Non-Consent Year.

(c)    Following a Non-Consent Year.

(i)To the extent that any Non-Consent Wells were commenced by the Electing Party in the Operated Area of the Non-Consenting Party, then the Non-Consenting Party will take over as operator with respect to each such Non-Consent Well as promptly as practicable following the later to occur of (A) the end of such Non-Consent Year and (B) the date upon which all drilling and completion operations with respect to such Non-Consent Well have been completed, and the Electing Party will use commercially reasonable efforts to assist the Non-Consenting Party to become operator with respect to each such Non-Consent Well.

(ii)If any portion of the Carried Costs Amount is not fully used to pay the costs set forth in Section 3.5(b) during the Non-Consent Year, then following such Non-Consent Year the funds remaining in the Non-Consent Account shall be used to satisfy Noble's obligation to pay Carried Costs and Noble shall not have any obligation to pay any additional amounts in respect of the Carried Costs incurred in following years until all such funds have been so expended.

(d)    Limited Right. Neither Noble nor CONSOL may exercise its Non-Consent Right if such Party also exercised its Non-Consent Right with respect to the calendar year immediately preceding the Non-Consent Year. A Party shall only be permitted to exercise the Non-Consent Right twice during the term of this Agreement.

ARTICLE IV
TRANSFER RESTRICTIONS

4.1Restrictions on Transfer.

(a)Transfers by CONSOL and its Affiliates.

(i)Subject to Sections 4.1(c) through (f), 4.2, 4.3 and 4.4, prior to the thirty-month anniversary of the Closing Date, CONSOL shall not, and shall cause any of its Affiliates holding any Joint Development Interest not to, Transfer all or any portion of their Joint Development Interests (other than a Transfer of an Immaterial Interest) or undergo a Change in Control without the prior written consent of Noble (which may be granted or withheld in Noble's sole discretion).

(ii)Subject to Sections 4.1(c) through (f), 4.2, 4.3 and 4.4, from and after the thirty-month anniversary of the Closing Date, CONSOL and its Affiliates holding any Joint Development Interest shall be permitted to Transfer all or any undivided portion of their Joint Development Interests to any Person that as of the date of such Transfer has the financial ability to perform the future payment obligations hereunder and under the Associated Agreements with respect thereto, or undergo a Change in Control; provided that upon a Transfer where CONSOL intends that the transferee will become CONSOL Operator or upon such a Change in Control, Noble Operator shall be entitled to take over as CONSOL Operator under this Agreement and each Applicable Operating Agreement unless such transferee establishes to Noble's reasonable satisfaction that it has the technical ability and experience to serve as CONSOL Operator.

(b)Transfers by Noble and its Affiliates.

(i)Subject to Sections 4.1(c) through (f), 4.2, 4.3 and 4.4, prior to the later to occur of: (A) the thirty-month anniversary of the Closing Date and (B) the Carry Termination Event Noble shall not, and shall cause any of its Affiliates holding any Joint Development Interest not to, Transfer all or any portion of their Joint Development Interests (other than a Transfer of an Immaterial Interest) and Noble shall not permit any of its Affiliates holding any Joint Development Interest to undergo a Change in Control unless the prior written consent of CONSOL to such otherwise prohibited Transfer or Change in Control (which may be granted or withheld in CONSOL's sole discretion) is first obtained.

(ii)Subject to Sections 4.1(c) through (f), 4.2, 4.3 and 4.4, from and after the later to occur of: (A) the thirty-month anniversary of the Closing Date and (B) the Carry Termination Event, Noble and its Affiliates holding any Joint Development Interest shall be permitted to Transfer all or any undivided portion of their Joint Development Interests to any Person that as of the date of such Transfer has the financial ability to perform the future payment obligations hereunder and under the Associated Agreements with respect thereto, or undergo a Change in Control; provided that upon a Transfer where Noble intends that the transferee will become Noble Operator or upon such a Change in Control, CONSOL Operator shall be entitled to take over as Noble Operator under this Agreement and each Applicable Operating Agreement unless such transferee establishes to CONSOL's reasonable satisfaction that it has the technical ability and experience to serve as Noble Operator.

(c)Permitted Transfers. Notwithstanding the restrictions on Transfer set forth in Sections 4.1(a) or 4.1(b), but subject to the requirements of Sections 4.1(e) and 4.2, (i) any Party and its Affiliates may Transfer all or an undivided portion of their Joint Development Interests (including the Tax Partnership) to any Affiliate of any Party (provided such Affiliate will be bound by all the provisions hereof as if it was the original party hereto), (ii) CONSOL and its Affiliates may encumber all or a portion of their Joint Development Interests solely for financing purposes and (iii) Noble and its Affiliates may encumber all or a portion of their Joint Development Interests that have become Developed Assets solely for financing purposes; provided, however, that no such Transfer of any Joint Development Interests as permitted under this Section 4.1(c) shall relieve such transferring Person of any of its or its Affiliates' obligations under this Agreement or, unless specifically provided otherwise, any Associated Agreement (whether accruing prior to or after the date of such Transfer). Notwithstanding Sections 4.1(a), 4.1(b) or 4.1(d) to the contrary, any Transfer by a Party to an Affiliate of such Party shall be deemed pursuant to and subject to this Section 4.1(c).

(d)Liability of Transferor/Transferee. No Transfer of any Joint Development Interests as permitted under Section 4.1(a) or 4.1(b) shall relieve the transferring Person of any of its or its Affiliates' obligations under this Agreement or any Associated Agreement except to the extent of obligations incurred from and after such Transfer under this Agreement and all Associated Agreements to the extent related to the interests transferred to such Person, which obligations such transferring Person shall be released from to the extent assumed by such transferee unless, in the case of the Associated Agreements, otherwise specifically provided therein.

(e)Transfers by Defaulting Parties. No Defaulting Party may, and any Defaulting Party shall cause its Affiliates not to, Transfer all or any part of its Joint Development Interest or undergo a Change in Control unless and until the Total Amount in Default is paid by such Defaulting Party or its transferee or any other Person on behalf of such Defaulting Party and then further subject to compliance with the other provisions of this ARTICLE IV.

(f)Transfers in Violation of this ARTICLE IV. Any Transfer or attempted Transfer or Change in Control in violation of this ARTICLE IV shall be, and is hereby declared, null and void ab initio.

4.2Documentation for Transfers. Any Transfer (other than a Transfer of an Immaterial Interest or a Transfer permitted under Section 4.1(c)(i)) by any Party that is otherwise permitted pursuant to Section 4.1 shall not be effective unless and until the other Parties have received a document executed by both the transferring Party (or its legal representative) and the permitted transferee (or its legal representative) that includes: (a) the notice address of the permitted transferee; (b) such permitted transferee's express agreement in writing to (i) be bound by all of the terms and conditions of this Agreement and any applicable Associated Agreement and (ii) assume an undivided interest (in an amount equal to the Participating Interest being Transferred to the permitted transferee) of all of the liabilities and obligations of the transferring Party under this Agreement and any applicable Associated Agreements (which may be limited to the liabilities and obligations arising from and after the effective time of the assignment); (c) a description of the Participating Interests in the Subject Assets being Transferred by the transferring Party and the permitted transferee immediately following the Transfer; and (d) representations and warranties to the other Parties from both the transferring Party and the permitted transferee that the Transfer was made in accordance with applicable Law (including state and federal securities Law) and the terms and conditions of this Agreement and any applicable Associated Agreements. Each permitted Transfer shall be effective against the other Parties as of the first Business Day of the calendar month immediately following the other Parties' receipt of the document required by this Section 4.2.

4.3Maintenance of Uniform Interest. For the purpose of maintaining uniformity of ownership in the Development Area as among the Parties, from and after the Closing Date during the term of this Agreement, no Party shall Transfer any portion of its Joint Development Interest (other than a Transfer of an Immaterial Interest or a Transfer permitted under Section 4.1(c)(i)) unless such Transfer covers the entirety of such Party's Joint Development Interest, or an undivided percentage thereof. Any Transfer of an undivided portion of a Party's Joint Development Interest shall also include a proportionate share of the transferring Party's rights and obligations in and under this Agreement and any applicable Associated Agreement.

4.4Right of First Offer.

(a)Subject to Section 4.1, if a Party or any of its Affiliates (each such Person, a “Transferor”) desires to Transfer to a Third Party (either directly or indirectly through a Change in Control but excluding Transfers of the types described in Section 4.1(c) and a Transfer of an Immaterial Interest) all or any portion of the Transferor's Joint Development Interest, the Transferor shall give to the other Parties (the “ROFO Parties”) written notice (“ROFO Notice”) stating the Transferor's desire to effect such Transfer, the Joint Development Interest to be Transferred (the “Offered Interest”) and the terms and conditions on which the Transferor proposes to Transfer the Offered Interest; provided, however, that if the consideration set forth in such ROFO Notice contemplates any non-cash consideration, the ROFO Parties shall be entitled to pay in lieu of such non-cash consideration, cash in an amount equal to the Fair Market Value of such non-cash consideration unless the ROFO Parties and Transferor agree to some other form of consideration. The ROFO Parties shall have the right but not the obligation to elect to acquire such Offered Interest on the terms and conditions set forth in the ROFO Notice. The ROFO Notice shall constitute a binding offer (the “ROFO Offer”) by the Transferor to Transfer to the ROFO Parties the Offered Interest at the price and upon the terms specified in the ROFO Notice and such offer shall be irrevocable for 30 days following receipt by the ROFO Parties. Any ROFO Party may accept such ROFO Offer and acquire all but not less than all of the Offered Interest by giving written notice of the same to the Transferor within such 30-day period; provided that if more than one ROFO Party accepts such ROFO Offer then, unless such ROFO Parties otherwise agree, each ROFO Party shall acquire a pro rata portion of the Offered Interest based on the relative Participating Interests of each accepting ROFO Party. The failure by any ROFO Party to so notify the Transferor within such 30-day period shall be deemed an election by such ROFO Party not to accept such ROFO Offer.

(b)If one or more ROFO Parties accepts the ROFO Offer, then the Transferor and such accepting ROFO Parties shall cooperate together to consummate the Transfer of the Offered Interest to the ROFO Parties as promptly as practicable following such acceptance.

(c)If none of the ROFO Parties accepts the ROFO Offer, then the Transferor may Transfer all but not less than all of the Offered Interest at any time within 180 days following the end of the 30-day period that the ROFO Parties had to accept the ROFO Offer. Any such Transfer shall be at a price not less than the price set forth in the ROFO Notice and on such other terms and conditions not more favorable in any material respect to the acquiring party than those specified in the ROFO Notice. If the Transferor does not affect such Transfer within such 180-day period, the Transfer of the Offered Interest shall again become subject to the right of first offer set forth in this Section 4.4.

ARTICLE V
AREA OF MUTUAL INTEREST

5.1Creation of Area of Mutual Interest. Subject to Section 10.2(5), the Parties agree that for a period beginning on the Closing Date and ending on the 25th anniversary thereof, the Development Area shall be an area of mutual interest as described in Exhibit A-1. For clarity, in general this Agreement only applies to Subject Assets covering depths within the Marcellus Formation, but with respect to any Fill-In Interest or Option Interest to be acquired pursuant to this ARTICLE V, such Fill-In Interest and/or Option Interest shall include all depths that have been or are being acquired by the acquiring Party or Acquiring Party, as applicable. In the event a Fill-In Interest or an Option Interest is acquired pursuant to this ARTICLE V, only the portion of such Fill-In Interest or Option Interest that covers depths within the Marcellus Formation shall thereafter be subject to the terms and provisions of this Agreement and the depths outside the Marcellus Formation shall not be subject to the terms of this Agreement. Further for clarity, if a Party or any of its Affiliates, directly or indirectly, acquires a Lease or related asset in the Development Area that does not cover any depths within the Marcellus Formation, then such acquisition shall not be subject to the terms of this ARTICLE V or the other terms of this Agreement.

5.2Acquisition of Fill-In Interests for Drilling Units in the Development Area. Although it is anticipated that only a Party Operator will acquire Fill-In Interests in such Party Operator's Operated Area, if, after the date hereof, any Party or any of its Affiliates, directly or indirectly (including by merger, acquisition of equity or otherwise), acquires any additional Leases and related assets within the Development Area covering at least depths within the Marcellus Formation that completes or increases their Working Interest in a Drilling Unit covering existing Subject Assets (a “Fill-In Interest”), then such Party will promptly provide written notice to the other Parties of such acquisition, including the material terms and conditions of such acquisition (excluding any terms dealing solely with assets not within the Development Area). Within 30 days after such notice is delivered to the other Parties, such other Parties shall purchase their individual Participating Interest share of such Fill-In Interests from such acquiring Party or its Affiliate. At the closing of such purchase, (a) each purchasing Party will be required to (i) except for obligations assumed pursuant to clause (ii) below, pay in cash to the acquiring Party (or its Affiliate) its Participating Interest share of the Acquisition Costs that the acquiring Party (or its Affiliate) incurred in acquiring such Fill-In Interest, together with interest thereon at the Agreed Rate from the date on which the acquiring Party (or its Affiliate) acquired the Fill-In Interest to the date of such payment and (ii) if the Fill-In Interest is acquired pursuant to a farmout agreement or similar agreement requiring the drilling of a well or the performance of other similar obligations, subject to Section 7.1, assume its Participating Interest share of all obligations required to be performed by the applicable acquiring Party or its Affiliates to earn such Fill-In Interest and (b) the acquiring Party (or its Affiliate) shall deliver to such other Parties their respective individual Participating Interest share of the Fill-In Interests on the same terms and conditions as the acquiring Party (or its Affiliate) acquired the Fill-In Interests (with such changes as may be necessitated by the differences in the parties, the transfer of only the Fill-In Interests and, if applicable, the payment of the Fair Market Value in lieu of other consideration or the apportionment of rights from a Package Sale); provided that, except for a special warranty of title covering the acquiring Party's (or its Affiliate's) period of ownership, the acquiring Party shall in no event have any liability to the other Parties for representations, warranties or indemnities with respect to the Fill-In Interest in excess of the Parties' Participating Interest shares of amounts that the acquiring Party (or its Affiliate) actually recovers from the Person from whom it acquired the Fill-In Interest. The costs of recording the assignment of each Party's interest in Fill-In Interests in the real property records of the appropriate county or township as applicable shall be chargeable to the joint account under the Applicable Operating Agreement.

5.3Acquisition of Option Interests in the Development Area.

(a)If, after the date hereof, a Party or any of its Affiliates, directly or indirectly (including by merger, acquisition of equity or otherwise), acquires or seeks to acquire any additional Leases and related assets within the Development Area covering at least depths within the Marcellus Formation (other than any Fill-In Interest) (such Person, the “Acquiring Party”), then the Acquiring Party (i) will in the case of any acquisition that has already taken place and (ii) may in the case of any proposed acquisition promptly provide written notice (the “Acquisition Notice”) to the other Parties (the “Non-Acquiring Parties”) of such acquisition or proposed acquisition, as applicable, including the material terms and conditions (excluding any terms dealing solely with assets not within the Development Area) of such acquisition and a description of the Leases and related assets that are being or has been acquired (the “Option Interests”). Within 30 days after such Acquisition Notice is delivered to the Non-Acquiring Parties (the “Election Period”), the Non-Acquiring Parties will have the option to acquire (i) all, but not less than all, of their Participating Interest share of such Option Interests and (ii) all, but not less than all, of their Participating Interest share of any portion of the Option Interests that any Non-Acquiring Parties elect not to acquire in accordance with this Section 5.3(a), in each case, on the same terms and conditions on which the Acquiring Party acquired or will acquire the Option Interests by providing written notice of such election to the Acquiring Party. If a Non-Acquiring Party fails to exercise its option within such 30-day period, such Non-Acquiring Party shall be deemed to have made an election not to participate.

(b)If any of the Non-Acquiring Parties elect to participate in accordance with Section 5.3(a), such Non-Acquiring Parties shall purchase their share of the Option Interests from the Acquiring Party within 30 days of its election in the case of any acquisition that has already taken place, or in the case of a proposed acquisition, at the closing of such acquisition (or as promptly as practicable thereafter as the Acquiring Party may reasonably determine) (such date, the “Payment Date”). At the closing of such purchase (an “AMI Purchase Date”), (i) such Non-Acquiring Parties will be required to (A) except for obligations assumed pursuant to clause (B) below, pay to the Acquiring Party (or to such other Person as the Acquiring Party may designate) its share of the Acquisition Costs in proportion to the interest in the Option Interests it is acquiring in cash, together with interest thereon at the Agreed Rate from the date on which the Acquiring Party acquired the Option Interests (if earlier than the Payment Date) to the Payment Date and (B) if the Option Interest is acquired pursuant to a farmout agreement or similar agreement requiring the drilling of a well or the performance of other similar obligations, subject to Section 7.1, assume its share of all obligations required to be performed by the Acquiring Party or its Affiliates to earn such Option Interest and (ii) the Acquiring Party shall deliver to such Non-Acquiring Parties their respective interests in the Option Interests on the same terms and conditions as such Acquiring Party is or has acquired its interest in the Option Interests (with such changes as may be necessitated by the differences in the parties, the transfer of only the Option Interests and, if applicable, the payment of the Fair Market Value in lieu of other consideration or the apportionment of rights from a Package Sale); provided that, except for a special warranty of title covering the Acquiring Party's period of ownership, the Acquiring Party shall in no event have any liability to the Non-Acquiring Parties for representations, warranties or indemnities with respect to the Option Interest in excess of the Non-Acquiring Parties' Participating Interest shares of amounts that the Acquiring Party actually recovers from the Person from whom it acquired the Option Interest. Each Non-Acquiring Party will be responsible for and will pay the costs of recording the assignment of its interest in the Option Interests in the real property records of the appropriate county or township as applicable.

(c)If all of the Non-Acquiring Parties elect not to participate in accordance with Section 5.3(a), the Acquiring Party will retain 100% of the Option Interests and such Option Interests will be excluded from the Development Area and will not be governed by the terms of this Agreement or any Applicable Operating Agreement.

(d)If an Acquiring Party acquires or seeks to acquire any Lease that lies partially within and partially outside of the Development Area, then the entirety of such Lease shall be deemed to be an Option Interest and if one or more Non-Acquiring Parties elects to acquire an interest in such Lease, the Development Area (and the applicable Operated Area to which such Lease relates) shall automatically be amended to include the entirety of such Lease. The Parties shall memorialize in writing any such amendment to the Development Area and any Operated Area.

(e)For avoidance of doubt, the Additional Interests shall be treated as “Fill-In Interests” or “Option Interests,” as applicable, for purposes of this Agreement in accordance with the Acquisition Agreement, and CONSOL shall offer the Additional Interests to Noble within 15 days following the Closing Date in accordance with the terms of this Section 5.3.

(f)Each Party shall cause its Affiliates to comply with the terms of this ARTICLE V.

5.4Exceptions.

(a)Notwithstanding anything in this ARTICLE V to the contrary, the provisions of this ARTICLE V shall not apply to (i) any acquisition of a Lease or related asset by CONSOL or its Affiliates for the purpose of curing a title defect in accordance with the Acquisition Agreement or (ii) any indirect acquisition by a Party or its Affiliates of any Lease and related assets by the acquisition of an entity having at least 75% (by Fair Market Value) of its assets outside of the Development Area; provided that such indirect acquisition of such Lease(s) and related assets is not made with the intention of circumventing the provisions of this Article V.

(b)Notwithstanding anything in this ARTICLE V to the contrary, in the event that, during the period in which the provisions of this ARTICLE V are applicable to the Parties, a Party or its Affiliates acquires more than $50,000,000 (by Fair Market Value) of Option Interests, in a single transaction or series of related transactions, in exchange for cash or assets and the Acquiring Party specifies in its Acquisition Notice that such Acquiring Party is acquiring such Option Interest through a like kind exchange (as provided for under Section 1031 of the Internal Revenue Code of 1986, as amended and the regulations thereto), then the following provisions of this Section 5.4(b) shall also apply to such acquisition (and to the extent of any conflict between Section 3.5 and this Section 5.4(b), this Section 5.4(b) shall control):

(i)The Election Period shall not begin until the Acquiring Party provides the Non-Acquiring Parties with written notice in accordance with this Section 5.4(b)(i), which the Acquiring Party shall be required to provide to the Non-Acquiring Parties within 5 Business Days following the end of the 3-month anniversary of the date on which such Party and/or Affiliate completes such like kind exchange. Such notice from the Acquiring Party to the Non-Acquiring Parties shall include (A) the material terms and conditions (excluding any terms dealing solely with assets not within the Development Area) of such acquisition, (B) a description of the Option Interests, (C) a description of all drilling, completing, deepening, sidetracking, reworking and plugging and abandoning operations that have been conducted with respect to the Option Interests since the Acquiring Party acquired such Option Interests or are contemplated to be completed through the end of the Election Period, (D) copies of all written notices of claims made by or against the Acquiring Party relating to the Option Interests, (E) copies of all environmental assessment in the possession of or under the control of the Acquiring Party relating to the Option Interests and (F) an estimated preliminary settlement statement reflecting the Acquisition Costs of the Option Interests (as adjusted pursuant to Section 5.4(b)(ii).

(ii)If the Non-Acquiring Parties elect to participate in accordance with Section 5.3(a), then on the AMI Purchase Date, (A) such Non-Acquiring Parties will be required to pay to the Acquiring Party (or to such other Person as the Acquiring Party may designate) its share of the Acquisition Costs in proportion to the interest in such Option Interests it is acquiring in cash (with such adjustments to such Acquisition Costs (including capital expenditures and lease operating expenses) as may be necessitated by the fact that development and other operations may have occurred with respect to such Option Interests since the date such Option Interests were acquired by the Acquiring Party) and (B) the Acquiring Party shall deliver to such Non-Acquiring Parties their respective interests in such Option Interests with special warranty of title by, through and under the Acquiring Party and otherwise on the same terms and conditions as such Acquiring Party is or has acquired its interest in such Option Interests (with such changes as may be necessitated by the differences in the parties, the fact that operations have occurred with respect to such Option Interests, the transfer of only such Option Interests and, if applicable, the payment of the Fair Market Value in lieu of other consideration or the apportionment of rights from a Package Sale).

(iii)The Non-Acquiring Parties shall not be charged any interest on the Acquisition Costs.

(iv)Beginning on the date that such Option Interests are acquired by the Acquiring Party until the earlier of (A) the AMI Purchase Date and (B) the date upon which the Non-Acquiring Party elects (or is deemed to have elected) not to participate (the “Restricted Period”), each Non-Acquiring Party shall be entitled to receive the same reports and information relating to, and shall have the same access to, such Option Interests as if such Option Interests were Subject Assets hereunder and such Non-Acquiring Party held an interest therein (including all AFEs required by Section 3.4).

(v)During the Restricted Period, except as permitted under this ARTICLE V, the Acquiring Party shall not, and shall cause its Affiliates not to, Transfer all or any portion of the Option Interests to any Person.

(vi)During the Restricted Period, the Acquiring Party shall, and shall cause its Affiliates to, consult with the Non-Acquiring Party prior to conducting any drilling operations on the Option Interests (other than drilling operations that have been commenced prior to the Acquiring Party's acquisition of the Option Interests).

(vii)For clarity, the “Option Interests” as used in this Section 5.4(b) shall include any improvements made to, or equipment or other property acquired by, such Acquiring Party in connection with any operations conducted upon the Leases included in the Option Interests after the date the original Option Interests are acquired by such Acquiring Party.

(viii)Unless and until the AMI Purchase Date occurs, only the Acquiring Party (and not the Non-Acquiring Parties) shall be entitled to the benefits and burdens of the Option Interests.

ARTICLE VI
TAXES

6.1Tax Partnership. The Parties intend and expect that the transactions contemplated by the Acquisition Agreement, this Agreement and the Associated Agreements, taken together, will be treated, for purposes of federal income taxation and for purposes of certain state income tax laws that incorporate or follow federal income tax principles (“Tax Purposes”), as resulting in the creation of a partnership (the “Tax Partnership”) in which Noble and CONSOL are treated as partners. Accordingly, for Tax Purposes, (a) the Tax Partnership will be treated as (i) holding (A) the Parties' interests in Oil and Gas Assets, (B) any other Subject Assets and (C) any cash held in any account identified or otherwise treated as being an asset of the Tax Partnership resulting from production or contribution pursuant to the Asset Acquisition Agreement or this Agreement and (ii) engaging in all activities of the Parties with respect to the Subject Assets, (b) CONSOL will be treated as contributing to the Tax Partnership at Closing of the Oil and Gas Assets and its undertaking to fund, when due, the costs and expenses allocable to it under this Agreement in exchange for an interest in the Tax Partnership; (c) Noble will be treated as contributing to the Tax Partnership at Closing (by deposit into the Cost Reconciliation Account) the Closing Cash Payment (as adjusted), its undertaking to fund, when due, the Post Closing Cash Payments and the costs and expenses allocable to it under this Agreement (including the Carried Costs, any Carried Costs Amount and any Carried Costs Balance Payments) in exchange for an interest in the Tax Partnership; (d) upon any withdrawal by CONSOL (as and to the extent permitted under Section 7.6 hereof) of the Total Cost Sharing Payments from the Cost Reconciliation Account, CONSOL will be treated as receiving distributions from the Tax Partnership of the withdrawn amounts (i) as a reimbursement of CONSOL's preformation expenditures with respect to the Oil and Gas Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable and (ii) in a transaction subject to treatment under Section 707(a) of the Internal Revenue Code of 1986, as amended, and its implementing Treasury Regulations as in part a sale, and in part a contribution, of the Oil and Gas Assets to the Tax Partnership to the extent that Treasury Regulations Section 1.707-4(d) is inapplicable, and (e) from and after its commencement, the Tax Partnership will be treated as realizing all items of income or gain and incurring all items of cost or expense attributable to the ownership, operation or disposition of the Subject Assets, notwithstanding that such items are realized, paid or incurred by the Parties individually. The governing terms and conditions of the Tax Partnership are set forth in Exhibit G hereto.

6.2Tax Information. Each Party Operator shall provide the TRP (as defined in the Tax Partnership Agreement) or each Party, as applicable, in a timely manner and at each Party's sole expense, with information with respect to Development Operations and Area-Wide Operations conducted by such Party Operator as the TRP or such Party may reasonably request for preparation of its tax returns, responding to any audit or tax proceeding with respect to Asset Taxes or complying with the reporting obligations in the Tax Partnership Agreement.

6.3Responsibility for Taxes. Each Party shall be responsible for reporting and discharging its own tax measured by the income of the Party and the satisfaction of such Party's share of all contract obligations under this Agreement, the Associated Agreements and the Tax Partnership Agreement. Each Party shall protect, defend, and indemnify each other Party from and against any and all losses, costs, and liabilities arising from the indemnifying Party's failure or refusal to report and discharge such taxes or satisfy such obligations.

ARTICLE VII
CERTAIN PAYMENT OBLIGATIONS

7.1Payment of Development Costs and Carried Costs.

(a)Subject to the other terms of this Agreement including Section 7.1(b) and subject to the applicable Annual Plan and Budget, (i) Noble shall pay its Share of Development Costs and (ii) CONSOL shall pay its Share of Development Costs.

(b)In addition to paying for its Share of Development Costs, unless the following obligation is temporarily suspended pursuant to Section 7.1(d), during the Carry Period (notwithstanding the terms of any Applicable Operating Agreement to the contrary) Noble shall pay, on behalf of CONSOL and its Affiliates, one-third of all Drilling and Completion Costs that CONSOL would otherwise be required to pay as its Share of Development Costs under Section 7.1(a) (all such Drilling and Completion Costs that Noble is obligated to pay pursuant to this Section 7.1(b) and subject to Section 3.5, the “Carried Costs”). For clarity, the Parties intend that Noble shall pay its Share of Development Costs plus all Carried Costs until the Carry Termination Event, and that CONSOL shall pay its Share of Development Costs less all Carried Costs until the Carry Termination Event.

(c)Until the Carry Termination Event, all Carried Costs shall be paid by Noble in the same manner and at the same time it pays or advances its Share of Development Costs pursuant to Section 7.2.

(d)Unless otherwise agreed by Noble in writing and except as provided in Section 3.5(b)(iii), Noble's obligation to pay, on behalf of CONSOL and its Affiliates, the Carried Costs shall be temporarily suspended (i) during any period beginning on the first date in any calendar year that the Carried Costs paid by Noble for Drilling and Completion Costs incurred in such calendar year exceeds $400,000,000 and ending on the last day of such calendar year and (ii) during any period (A) beginning on the first day of the month following the month in which the average midpoint price per MMBtu of natural gas (as reported by Platts Gas Daily for natural gas delivered at Henry Hub for each such day) for a calendar month and the preceding two calendar months before such month is less than $4.00/MMBtu and (B) ending on the first day of the month following the month in which the average midpoint price per MMBtu of natural gas (as reported by Platts Gas Daily for natural gas delivered at Henry Hub for each such day) for a calendar month and the preceding two calendar months before such month equals or exceeds $4.00/MMBtu.

(e)Under no circumstance shall Noble be permitted to offset any amounts owed by CONSOL to Noble against Noble's obligation to pay the Carried Costs or the Post Closing Cash Payments.

7.2Payment Procedures.

(a)Each Party Operator, at its option, may issue statements and invoices to any Party for such Party's Share of Development Costs (after giving effect to Section 7.1(b)) and, in the case of Noble, the Carried Costs that such Party Operator incurs in connection with Development Operations or may issue a request to any Party to advance such Party's Share of Development Costs and, in the case of Noble, the Carried Costs that such Party Operator reasonably anticipates to be incurred in the future in connection with Development Operations; provided that no Party shall be obligated to advance any monies hereunder to such Party Operator for costs more than 30 days before such Development Costs are reasonably anticipated to be incurred by such Party Operator.

(b)Subject to the proviso in Section 7.2(a), in response to each statement or invoice for

Development Costs issued by a Party Operator pursuant to Section 7.2(a), each Party shall pay or advance its Share of Development Costs and, in the case of Noble, the Carried Costs within 15 days of receiving such statement or invoice.

(c)In response to each statement or invoice for Development Costs issued by a Third Party Operator under an Applicable Operating Agreement (to the extent a Party Operator has not previously issued a statement or invoice for such Development Costs), subject to the applicable Annual Plan and Budget, each Party shall pay its Share of Development Costs (after giving effect to Section 7.1(b)). In the event that a Party Operator has issued a statement or invoice for Development Costs and a Third Party Operator under an Applicable Operating Agreement issues a statement or invoice for the same Development Costs, (i) subject to the applicable Annual Plan and Budget (as modified by Section 3.3(i)), each Party shall pay or advance its Share of Development Costs (after giving effect to Section 7.1(b)) by the earlier of (x) the date such amounts are required to be paid or advanced pursuant to such Party Operator's statement or invoice and (y) one Business Day prior to the date such amounts are required to be paid or advanced pursuant to such Third Party Operator's statement or invoice and (ii) upon receipt of such payment or advance, such Party Operator shall pay, on behalf of each Party, such operator for such Development Costs.

(d)Each Party shall have the right to audit each Party Operator's and its Affiliates' accounts with respect to Development Operations and Area-Wide Operations in which it participates on the same basis as is provided in Exhibit “C” to the Master JOA.

7.3Carried Costs Balance Payment. At any time from and after the thirty-month anniversary of the Closing Date until the Carry Termination Event, Noble, upon five Business Days written notice to CONSOL (the “Balance Election Notice”), shall have the right (but not the obligation) to elect to pay the Carried Costs Balance as a lump sum payment, as applicable (such payment, the “Carried Costs Balance Payment”). Promptly following the delivery of the Balance Election Notice by Noble, but in any event within five Business Days following such delivery, Noble shall pay the Carried Costs Balance Payment by wire transfer of immediately available funds to the Carried Cost Balance Account designated and controlled (subject to the obligations of CONSOL to withdraw such funds solely for the purpose hereafter described) by CONSOL promptly following CONSOL's receipt of the Balance Election Notice. Upon CONSOL's receipt of the Carried Costs Balance Payment, Noble's and its Affiliates' obligation to pay Carried Costs shall be deemed to be fully satisfied, the Carry Termination Event shall be deemed to have occurred and Noble shall have no right to the return of the Carried Cost Balance. Notwithstanding anything in this Agreement to the contrary, any funds held in the Carried Costs Balance Account (exclusive of interest, which notwithstanding the fact that the payment of the requisite funds into the Carried Costs Balance Account, shall be allocated and distributed 100% to Noble) shall, prior to the termination of the Tax Partnership pursuant to Section 7.1 of the Tax Partnership Agreement, be used solely to pay Drilling and Completion Costs of CONSOL incurred pursuant to Development Operations and Area-Wide Operations in the same amount and manner as the funds provided by Noble to pay Carried Costs in accordance with Section 7.1(b) would have been used pursuant to this Agreement had the Carried Costs Balance Payment not been made and the Carry Termination Event not occurred.

7.4Post Closing Cash Payments. Noble shall pay to CONSOL the Post Closing Cash Payments as and when required under the Acquisition Agreement.

7.5Certain Order of Payments. Notwithstanding anything in this Agreement to the contrary, each Party hereby agrees that with respect to any outstanding payment obligation of Noble, all monies received by CONSOL and all recoveries realized in connection with any of the remedies hereunder for a default by Noble shall first be applied towards any portion of the Post Closing Cash Payments that are then due and payable by Noble to CONSOL, second, be applied towards any Carried Costs that are then due and payable by Noble, and third, be applied pro rata amongst the Parties towards any other payment obligations of Noble.

7.6Total Cost Sharing Payments. Noble shall pay the Total Cost Sharing Payments into the Cost Reconciliation Account designated and controlled (subject to the obligations of CONSOL to withdraw such funds solely for the purposes specified in this Section 7.6) by CONSOL as and when required under the Acquisition Agreement. The funds (other than interest accruing thereon) held from time to time in the Cost Reconciliation Account shall not be withdrawn or applied for the benefit of either Party for 30 days after the date on which such funds are deposited into the Cost Reconciliation Account (with respect to such funds, the “Lockup Termination Date”), provided that CONSOL shall be entitled to borrow any portion of the principal balance of the Cost Reconciliation Account prior to the relevant Lockup Termination Date applicable to the funds at an arm's-length interest rate and on other commercially reasonable terms for similar loans. The Parties acknowledge that the funds in the Cost Reconciliation Account discharge Noble's obligation to make Total Cost Sharing Payments dollar for dollar. Notwithstanding the fact that Noble has no right to the return of the Total Cost Sharing Payments paid into the Cost Reconciliation Account, any interest earned on the Cost Reconciliation Account (or loans made therefrom) shall be allocated and distributed to the Parties based on their respective Participating Interests periodically. Following the relevant Lockup Termination Date, the principal balance of the Cost Reconciliation Account shall be withdrawn by, and transferred to, CONSOL as reimbursement of costs funded by CONSOL in respect of the Oil and Gas Assets prior to the Closing Date (and not theretofore reimbursed from the Total Cost Sharing Payments).

ARTICLE VIII
DEFAULTS

8.1Defaults.

(a)In the event that any Party fails to pay any of its Share of Development Costs (other than with respect to operational expenses, excluding Carried Costs, that are being disputed by a Party in good faith in an aggregate amount not to exceed $1,000,000) or Noble fails to pay any Carried Costs, in each case, on or before the Initial Default Date, or Noble fails to make any payment in respect of the Post Closing Cash Payments as and when required by Section 7.4 and under the Acquisition Agreement (such Party, a “Defaulting Party” and each such failure, a “Payment Default”), then (i) the other Parties (the “Non-Defaulting Parties”) shall provide written notice of such Payment Default (a “Default Notice”) to such Defaulting Party within 10 days after the Initial Default Date (provided any failure by the Non-Defaulting Parties to give such notice within such time period shall not affect any rights or remedies of the Non-Defaulting Parties in this Agreement, the Acquisition Agreement or any Associated Agreement, but shall be a covenant for the benefit of the Defaulting Party solely for the purpose of allowing the Defaulting Party to assert a claim in the event the Defaulting Party incurs damages caused by the Non-Defaulting Party's failure to give any such notice within such period) and (ii) in addition to (A) the remedies available to any Non-Defaulting Party under any Associated Agreements, (B) those remedies that occur automatically pursuant to Section 8.2, (C) in the case Noble is the Defaulting Party with respect to its payment obligations for the Post Closing Cash Payments, the remedies available to CONSOL under the Acquisition Agreement, and (D) any and all other rights and remedies under this Agreement or at Law or in equity, the applicable Non-Defaulting Parties shall be entitled to exercise, in their sole discretion, any one or more of the remedies set forth in Section 8.3 during the period of time beginning on the Initial Default Date until the date upon which the Total Amount in Default has been fully cured (the “Default Period”).

(b)All amounts in default and not paid when due under this Agreement shall bear interest at the Agreed Rate from the due date to the date of payment.

8.2Certain Automatic Remedies for a Default.

(a)General Remedies. Unless a majority of the Non-Defaulting Parties (based on their relative Participating Interests) elect in writing to waive or extend the time period for any or all of the following, then, for a period (1) beginning on the earlier of (x) the 10th day after the date on which the Defaulting Party receives the Default Notice and (y) 20 days after the Initial Default Date and (2) ending upon the expiration of the Default Period, the Defaulting Party shall automatically not be entitled to:

(i)make or elect to participate in any proposal under this Agreement or any Applicable Operating Agreement;

(ii)vote on any matter with respect to which approval is required under the express terms of this Agreement or any Associated Agreement (excluding any amendment or waiver of the terms of any such agreement and any amendment or modification to the Development Plan);

(iii)call any Joint Development Committee meeting;

(iv)send its representatives or advisors to any meeting of the Joint Development Committee (and such members shall not be eligible to vote on any matters brought before the Joint Development Committee);

(v)access any data or information relating to any operation conducted under this Agreement or any Associated Agreement (except to the extent that the Defaulting Party is a Party Operator, in which case such Defaulting Party shall be entitled to such data and information as may be necessary to perform its responsibilities in such capacity);

(vi)Transfer all or any part of its Joint Development Interest or any other Subject Asset, undergo a Change in Control or encumber all or any part of its Joint Development Interest or any other Subject Assets, except in a case of a Transfer of a Joint Development Interest to, or a Change in Control with, a Person or encumbrance in favor of a Person who simultaneously with such Transfer, Change in Control or encumbrance satisfies in full the Total Amount in Default;

(vii)elect to acquire any Offered Interest pursuant to Section 4.4; or

(viii)elect to acquire any Option Interests pursuant to Section 5.3.

(b)Certain Remedies. If Noble is a Defaulting Party with respect to the Total Amount (a “NBL Payment Default”), then unless CONSOL elects in writing to waive or extend the time period for the following, as of the earlier to occur of (x) the 110th day after the date on which Noble, as the Defaulting Party, receives the Default Notice for such NBL Payment Default and (y) 120 days after the Initial Default Date for such NBL Payment Default (the “NBL Acceleration Trigger”), Noble shall be required to pay the NBL Balance as a lump sum payment, as applicable (such payment, the “NBL Balance Payment”). Promptly following the NBL Acceleration Trigger, but in any event within five Business Days following the date of such NBL Acceleration Trigger, Noble shall pay to CONSOL the NBL Balance Payment by wire transfer of immediately available funds as follows: (i) the amount of the Carried Costs Balance shall be paid to the Carried Costs Balance Account specified by CONSOL in writing to Noble promptly following the NBL Acceleration Trigger and (ii) the amount of the Post Closing Cash Payments Balance shall be paid to a Tax Partnership Account specified by CONSOL in writing to Noble promptly following the NBL Acceleration

Trigger. Upon CONSOL's receipt of the NBL Balance Payment, (a) Noble and its Affiliates shall be deemed to no longer be in default of the obligation to pay the Total Amount in accordance with this Agreement and the Acquisition Agreement, (b) such obligation to pay Total Amount shall be deemed to be fully satisfied, and (c) the Carry Termination Event shall be deemed to have occurred. Notwithstanding anything in this Agreement to the contrary, any funds held in the Carried Costs Balance Account (exclusive of interest, which shall be allocated and distributed 50% to CONSOL and 50% to Noble) shall, prior to the termination of the Tax Partnership pursuant to Section 7.1 of the Tax Partnership Agreement, be used solely to pay Drilling and Completion Costs incurred pursuant to Development Operations and Area-Wide Operations in the same amount and manner as the funds provided by Noble to pay Carried Costs would have been used pursuant to this Agreement had the NBL Balance Payment not been made and the Carry Termination Event not occurred.

8.3Certain Other Remedies for a Default.

(a)Right to Entitlements. From and after the 30th day after the Initial Default Date, a Defaulting Party shall have no right to receive its Entitlement from the Subject Assets and the Non-Defaulting Parties shall have the right to collect such Entitlement; provided that, in the case that (i) Noble is the Defaulting Party, the proceeds from all such Entitlements shall be used to pay the Total Amount in Default and shall be deemed, first, to apply to the portion of the Total Amount in Default that relates to any portion of the Post Closing Cash Payments that are then due and payable by Noble to CONSOL, second, and only to the extent that all Payment Defaults have been cured with respect to the Post Closing Cash Payments, to apply to the portion of the Total Amount in Default that relates to any Carried Costs and, third, and only to the extent that all Payment Defaults have been cured with respect to the Post Closing Cash Payments and the Carried Costs, proportionately to the remainder of the Total Amount in Default and (ii) CONSOL is the Defaulting Party, the proceeds from all such Entitlements shall be used to pay the Total Amount in Default and shall be deemed to apply proportionately to the Total Amount in Default.

(b)Specific Performance. Any Non-Defaulting Party shall be entitled to seek specific performance of any of the Defaulting Party's obligations under this Agreement or any Associated Agreement.

(c)Removal of Party Operator.

(i)In addition to the other remedies available hereunder to CONSOL, if Noble Operator or any of its Affiliates is a Defaulting Party, from and after the 30th day after the Initial Default Date, then, and so long as Noble Operator or any of its Affiliates is in a Payment Default, CONSOL may deliver to Noble Operator a notice that it is electing to remove Noble Operator as operator of the NBL Operated Area, effective as of the date of such notice (or such later date as CONSOL shall specify in such notice), and Noble Operator shall be replaced in accordance with Section 2.5(b)(ii).

(ii)In addition to the other remedies available hereunder to Noble, if CONSOL Operator or any of its Affiliates is a Defaulting Party, from and after the 30th day after the Initial Default Date, then, and so long as CONSOL Operator or any of its Affiliates is in a Payment Default, Noble may deliver to CONSOL Operator a notice that it is electing to remove CONSOL Operator as operator of the CNX Operated Area, effective as of the date of such notice (or such later date as Noble shall specify in such notice), and CONSOL Operator shall be replaced in accordance with Section 2.5(a)(ii).

(d)Offset. Except as provided in Section 7.1(e), any Non-Defaulting Party and its Affiliates shall be permitted to offset any amounts owed to it by a Defaulting Party or its Affiliates.

8.4Cumulative and Additional Remedies. The rights and remedies granted to Non-Defaulting

Parties in this ARTICLE VIII shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the Non-Defaulting Parties, at Law, in equity or otherwise. Each right and remedy available to a Non-Defaulting Party may be exercised from time to time and so often and in such order as may be considered expedient by a Non-Defaulting Party in its sole discretion.

ARTICLE IX
LAND AND GEOSCIENCE DATA; DISCLAIMERS

9.1Land and Geoscience Data. To the extent that a Party is neither prohibited nor required to make payment of a fee pursuant to any Third Party agreement or applicable Law, each Party will make available to any other Party, upon request, (a) all existing leasehold documentation developed or obtained by such Party in connection with the acquisition of Subject Assets within the Development Area, including all lease, land, title and division order files (including any available abstracts of title, title opinions and reports, and title curative documents), contracts, accounting records, correspondence, permitting, engineering, production, and well files (including any well logs) and (b) all seismic and geological data and other similar information, including drainage data, seismic surveys, information regarding fracing of wells and related information regarding the development and operation of the Subject Assets, in each case, that such Party may possess. The Party holding such data and information, as the case may be, will use its commercially reasonable efforts to obtain the consent of the applicable party to disclose any such data to such other Parties (to the extent applicable to such Parties' interest in the Subject Assets at such time) if such disclosure is otherwise prohibited without such consent. Other than with respect to amounts required to be paid to obtain any necessary consent to share any information that was held by CONSOL Operator prior to the Closing Date and amounts being paid by Noble to CONSOL pursuant to the Acquisition Agreement, the costs of acquiring, transferring or sharing any such data and information (including any fee amounts required to be paid to obtain any necessary consents) for any Subject Assets will be Development Costs to be borne and paid by the Parties in relation to their Participating Interests. With respect to amounts required to be paid to obtain any necessary consent to share any information that was held by CONSOL Operator prior to the Closing Date, such amount shall be paid by the Party requesting the sharing of such information.

9.2Disclaimers. EACH PARTY MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AS TO THE ACCURACY AND COMPLETENESS OF MATERIALS, DOCUMENTS AND OTHER INFORMATION MADE AVAILABLE BY SUCH PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT AND SUCH PARTY EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO EACH OTHER PARTY OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO SUCH OTHER PARTIES, INCLUDING PURSUANT TO SECTION 9.1). EACH PARTY EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN FROM ANY MATERIALS, DOCUMENTS AND OTHER INFORMATION PROVIDED BY ANOTHER PARTY SHALL BE AT ITS OWN RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST THE PROVIDING PARTY. EACH PARTY HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED BY ANOTHER PARTY TO SUCH PARTY. EACH PARTY agreeS that, to the extent required by applicable Law to be effective, the disclaimers of certain representations and warranties contained in this Section 9.2 are “conspicuous” disclaimers for the purpose of any applicable Law.

ARTICLE X
TERM

10.1Termination. This Agreement shall terminate upon the earlier to occur of (“Termination Date”):

(a)the date that is 60 days after the occurrence of the Carry Termination Event; or

(b)the mutual agreement of CONSOL and Noble.

10.2Effect of Termination. Upon the Termination Date, (a) this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder and (b) to the extent not previously completed, (i) CONSOL Operator and Noble Operator shall each, as promptly as practicable, designate Drilling Units for any portion of the Subject Assets that are not already included in a Drilling Unit or covered by a Third Party Operating Agreement, (ii) execute and deliver separate Unit JOAs to cover any such Drilling Unit and (iii) execute and file separate Unit JOA Memoranda and related financing statements for each such Unit JOA and file such Unit JOA Memoranda in the real property records of each county in which the Subject Assets that are covered by the applicable Unit JOA are located and such financing statements in the proper office under the Uniform Commercial Code in the states in which such Subject Assets are located. Upon completion of the requirements set forth in the preceding sentence, the Master JOA shall automatically be deemed to have terminated and the Parties shall take all action as is necessary to reflect such termination, including filing a release of each Master JOA Memoranda that is on file in the real property records and a termination of all related financing statements. Notwithstanding the foregoing, (1) the termination of this Agreement or any provision thereof shall not relieve any Party from any expense, liability or other obligation or remedy therefor which has accrued or attached prior to the date of such termination, (2) as among the Parties (but not as to any successor or assign of such Party following the termination of this Agreement), the provisions of Section 6.1 and Exhibit G shall survive such termination and remain in full force and effect until the Tax Partnership is terminated in accordance with the terms of the Tax Partnership Agreement, (3) the provisions of Section 2.6 and ARTICLE XI (other than Section 11.8) shall survive such termination and remain in full force and effect indefinitely, (4) the provisions of Section 2.13 shall survive such termination and remain in full force and effect in accordance with its terms, and (5) the provisions of ARTICLE V and this clause (5) shall survive the termination of this Agreement until the 25th anniversary of the Closing Date; provided that with respect to this clause (5), from and after the termination of this Agreement, (x) Section 5.2 shall terminate and any Fill-In Interests acquired by any Party shall be deemed to be an Option Interest subject to Section 5.3, (y) either Party can terminate the provisions of ARTICLE V with respect to all or any portion of the Development Area prior to the 25th anniversary of the Closing Date by giving 6 months prior written notice of the same to the other Parties and (z) upon the sale of any Lease and/or well by any Party to a Third Party, the provisions of ARTICLE V with respect to such Lease and/or well and all related assets with respect thereto shall terminate.

ARTICLE XI
MISCELLANEOUS

11.1Relationship of the Parties. The rights, duties, obligations and liabilities of the Parties under this Agreement shall be individual, not joint or collective. It is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership (other than the Tax Partnership created pursuant to Section 6.1 for federal and state income tax purposes only), joint venture or association or a trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be considered fiduciaries.

11.2Notices.

(a)Generally. Subject to Section 11.2(b), all notices and communications required or permitted to be given hereunder, shall be sufficient in all respects if given in writing and delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation) or (only with respect to purposes set forth in Section 11.2(b)) by electronic mail with a PDF of the notice or other communication attached (provided that any such electronic mail is confirmed either by written confirmation, facsimile transmission or U.S. Express Mail), in each case, addressed to the appropriate Person at the address for such Person shown below:

If to CONSOL, its representatives on the Joint Development Committee or CONSOL Operator:
CNX Gas Company LLC
2481 John Nash Blvd
Bluefield, WV 24701
Attention: Randall M. Albert
Telephone: 304-323-6501
Fax: 304-323-6615
Email: RandyAlbert@cnxgas.com

CNX Gas Company LLC
CNX Center
1000 CONSOL Energy Drive
Canonsburg, PA 15317
Attention: Charles Hardoby
Telephone: (724) 485-4166
Fax: (724) 485-4836
Email: ChuckHardoby@consolenergy.com
CNX Gas Company LLC
CNX Center
1000 CONSOL Energy Drive
Canonsburg, PA 15317
Attention: Stephen W. Johnson
Telephone: (724) 485-4163
Fax: (724) 485-4836
Email: SteveJohnson@consolenergy.com

If to CONSOL's Party Representative:
CNX Gas Company LLC
2481 John Nash Blvd
Bluefield, WV 24701
Attention: Michael Onifer
Telephone: (304) 323-6502
Fax: (304) 323-6549
Email: MikeOnifer@cnxgas.com
In each case, with a copy to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019-6150
Attention: David A. Katz
Telephone: (212) 403-1309
Email: dakatz@wlrk.com

If to Noble or its representatives on the Joint Development Committee or Noble Operator:
Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067
Attention: Barry Shelden
Telephone:     281-872-3100
Fax:         281-872-3111
Email: bshelden@nobleenergyinc.com
Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067
Attention: John Lewis
Telephone:     281-872-3100
Fax:         281-872-3111
Email: jlewis@nobleenergyinc.com
Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067
Attention: Aaron Carlson
Telephone:     281-872-3100
Fax:         281-872-3111
Email:

If to Noble's Party Representative:
Noble Energy, Inc.
100 Glenborough Drive, Suite 100
Houston, Texas 77067
Attention: Barry Shelden
Telephone:     281-872-3100
Fax:         281-872-3111
Email: bshelden@nobleenergyinc.com
Any notice given in accordance herewith shall be deemed to have been given when (i) delivered to the addressee in person or by courier, (ii) transmitted by facsimile transmission or electronic communications during normal business hours, or if transmitted after normal business hours, on the next Business Day, or (iii) upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail if received during normal business hours, or if not received during normal business hours, then on the next Business Day, as the case may be.
(b)Notices. With respect to any notices and communications required or permitted to be given pursuant to ARTICLE II, ARTICLE III, ARTICLE VII, or ARTICLE IX, such notices and communications shall be sufficient in all respects if given in accordance with Section 11.2(a) or if such notice is delivered by email to the address specified for a Person in Section 11.2(a); provided that, in each case, copies of such notices and communications shall not be required to be given to any law firm representing such Party. Any notice given by email shall be deemed to have been given on the Business Day such email was sent, if sent during normal business hours, and on the Business Day following such email being sent, if sent at a time other than normal business hours.

(c)Any Person may change their contact information for notice by giving written notice to the other Parties in the manner provided in Section 11.2(a).

11.3Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

11.4Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

11.5Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS HERETO, THE ACQUISITION AGREEMENT (INCLUDING ALL TRANSACTION DOCUMENTS) AND THE ASSOCIATED AGREEMENTS COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS, AND DISCUSSIONS, WHETHER

ORAL OR WRITTEN, OF THE PARTIES PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS, OR OTHER AGREEMENTS AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE EXHIBITS HERETO, THE ACQUISITION AGREEMENT (INCLUDING ALL TRANSACTION DOCUMENTS) AND THE ASSOCIATED AGREEMENTS, AND NO PARTY SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT, OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN: (A) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO (OTHER THAN THE TAX PARTNERSHIP AGREEMENT); OR (B) THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY ASSOCIATED AGREEMENT (INCLUDING ANY THIRD PARTY JOINT OPERATING AGREEMENT, BUT EXCLUDING THE TAX PARTNERSHIP AGREEMENT), THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL, PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OR ANY ASSOCIATED AGREEMENT OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 11.5.

11.6Amendment. This Agreement may be amended only by an instrument in writing executed by CONSOL and Noble and expressly identified as an amendment or modification.

11.7Governing Law; Disputes.

(a)GENERALLY. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE UNITED STATES FEDERAL DISTRICT COURTS LOCATED IN THE STATE OF PENNSYLVANIA FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE ASSOCIATED AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, THE ASSOCIATED AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN THE UNITED STATES FEDERAL DISTRICT COURTS HAVING SITES IN PITTSBURGH, PENNSYLVANIA (AND ALL APPELLATE COURTS HAVING JURISDICTION THEREOVER). EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSOCIATED AGREEMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

(b)Expert Proceedings. For any decision referred to an expert under this Agreement as expressly provided herein, the Parties hereby agree that such decision shall be conducted expeditiously by an expert (who shall have at least 10 years of oil and gas exploration and development experience in the Development Area and with respect to the subject matter giving rise to the underlying dispute) selected unanimously by the Parties to such dispute. The expert is not an arbitrator of the dispute and shall not be deemed to be acting in an arbitral capacity. The Party desiring an expert determination shall give the other Party written notice of the request for such determination. If the Parties are unable to agree upon an expert within 10 days after receipt of the notice of request for an expert determination, then, upon the request of any of the Parties, the

Pittsburgh, Pennsylvania office of the American Arbitration Association shall appoint such expert. The expert, once appointed, shall have no ex parte communications with the Parties concerning the expert determination or the underlying dispute. All communications between any Party and the expert shall be conducted in writing, with copies sent simultaneously to the other Party in the same manner, or at a meeting to which all Parties have been invited and of which such Parties have been provided at least 5 Business Days notice. Within 30 days after the expert's acceptance of its appointment, the Parties shall provide the expert with a report containing their proposal for the resolution of the matter and the reasons therefor, accompanied by all relevant supporting information and data. Within 60 days of receipt of the above-described materials and after receipt of additional information or data as may be required by the expert, the expert shall select the proposal which it finds more consistent with the terms of this Agreement. The expert may not propose alternate positions or award damages, interest or penalties to any Party with respect to any matter. The expert's decision shall be final and binding on the Parties. Any Party that fails or refuses to honor the decision of an expert shall be in default under this Agreement.

(c)Damages. None of the Parties shall be entitled to recover from any other Party, or such Parties respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement, the Associated Agreements or the transactions contemplated hereby or thereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney's fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney's fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Party, on behalf of itself and each of its Affiliates, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement, the Associated Agreements or the transactions contemplated hereby and thereby.

11.8Publicity.
(a)No Party will issue any Press Release with respect to this Agreement, the Associated Agreements or the activities contemplated hereby or thereby without providing the text of such Press Release to the other Party at least 24 hours prior to release, except where such releasing Party in good faith determines that such Press Release is required to be released immediately by Law or under the rules and regulations of a recognized stock exchange on which shares of such Party or any of its Affiliates are listed in which case the releasing Party shall promptly thereafter provide each Party with a copy of such Press Release.

(b)Notwithstanding anything to the contrary in Section 11.8(a), in the event of any emergency endangering property, lives or the environment, Party Operator may issue such Press Releases or other public announcements as it deems necessary in light of the circumstances and shall promptly thereafter provide each Party with a copy of any such Press Release or other public statement.

11.9Parties in Interest. Nothing in this Agreement shall entitle any Person other than the Parties to any claim, cause of action, remedy or right of any kind.

11.10Successors and Permitted Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted transferees and assigns.

11.11Preparation of Agreement. Both CONSOL and Noble and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

11.12Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

11.13Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile transmission shall be deemed an original signature hereto.

11.14Excluded Assets. For the avoidance of doubt and notwithstanding anything herein to the contrary, no Excluded Asset shall be subject to the terms of this Agreement or any Associated Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives on and as of the Closing Date.
CNX GAS COMPANY LLC

By:     /s/ Stephen W. Johnson
Name: Stephen W. Johnson
Title:     Vice President

NOBLE ENERGY, INC.

By:     /s/ Shawn E. Conner
Name: Shawn E. Conner
Title:     Vice President

[SIGNATURE PAGE TO JOINT DEVELOPMENT AGREEMENT]

APPENDIX I
DEFINITIONS
“Acquiring Party” has the meaning set forth in Section 5.3(a).
“Acquisition Agreement” means that certain Asset Acquisition Agreement by and between CONSOL and Noble, dated August 17, 2011, as amended in writing from time to time.
“Acquisition Costs” means the actual acquisition costs and Third Party expenses, including lease bonuses, broker fees, abstract costs, title opinion costs and all other Third Party costs of due diligence, including reasonable attorneys' fees, incurred by the applicable Party in acquiring any Fill-In Interests or Option Interests along with any adjustments required by Section 5.4(b)(ii); provided, however, that (a) if Fill-In Interests or Option Interests were acquired by the Party Operator or an Acquiring Party, as applicable, as part of a Package Sale or as part of an acquisition of an entity with assets and properties that are not within the Development Area, then the amount of the Acquisition Costs for such Fill-In Interests or Option Interests shall be deemed to be the lesser of (1) the value allocated to such Fill-In Interests or Option Interests in the transaction in which the Party Operator or Acquiring Party, as applicable, acquired such interests or (2) the Fair Market Value of the Fill-In Interests or Option Interests and (b) if the consideration paid by such Party Operator or such Acquiring Party, as applicable, includes any non-cash consideration, then the value of such non-cash consideration shall be deemed to be the lesser of (x) the value allocated to such non-cash consideration in the transaction in which the Party Operator or Acquiring Party, as applicable, acquired such interests or (y) the Fair Market Value of such non-cash consideration.
“Acquisition Notice” has the meaning set forth in Section 5.3(a).
“Active Rig” means a drilling rig capable of drilling a horizontal well to a depth within the Marcellus Formation with a minimum lateral of 4,500 feet.
“Additional Interests” has the meaning set forth in the Acquisition Agreement.
“AFE” means authority for expenditure.
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.
“Affiliate Contract” means any contract or other agreement entered into by a Party Operator, on the one hand, and any of its Affiliates, on the other, in connection with any Development Operations or any Area-Wide Operations that would reasonably be expected to involve aggregate payments by such Party Operator that, taken in the aggregate with all payments under all other contracts or agreements between the Party Operator and its Affiliates for similar goods and services, would be in excess of $500,000 in any 12-month period; provided that the Surface Use Agreement and the Water Use Agreement (each as defined in the Acquisition Agreement) shall not be deemed to be Affiliate Contracts.

“Agreed Rate” means the Prime Rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition) plus an additional two percentage points applicable on the first Business Day prior to the due date of payment and thereafter on the first Business Day of each succeeding calendar month (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law).
“Agreement” means this Joint Development Agreement, as amended in writing from time to time.
“AMI Purchase Date” has the meaning set forth in Section 5.3(b).
“Annual Plan and Budget” has the meaning set forth in Section 3.3(a).
“Applicable Operating Agreements” means, collectively, the Joint Development Operating Agreements and all Third Party Operating Agreements, and “Applicable Operating Agreement” means any of them.
“Area-Wide Operation” means a seismic or other geophysical data acquisition operation, or other similar operation, including geophysical surveys, microseismic monitoring and core sampling and analysis conducted by the Parties in accordance with this Agreement with respect to the Development Area and covering areas subject to more than one Applicable Operating Agreement.
“Asset Taxes” means ad valorem, property, excise, severance, production or similar taxes (including any interest, fine, penalty or additions to tax imposed by Governmental Authorities in connection with such taxes) based upon operation or ownership of the Subject Assets or the production of hydrocarbons therefrom, but excluding, for the avoidance of doubt, income, capital gains and franchise taxes.
“Assigned FT Interests” has the meaning set forth in Schedule 2.10(a).
“Associated Agreements” means, collectively, the Applicable Operating Agreements and any other agreements entered into by a Party and any third parties in furtherance of the conduct of Development Operations or Area-Wide Operations (including the Surface Use Agreement, the Noble Secondment Agreement, the CONSOL Secondment Agreement, the Services Agreement and the Water Use Agreement (each as defined in the Acquisition Agreement)), and “Associated Agreement” means any of them.
“Balance Election Notice” has the meaning set forth in Section 7.3.
“Business Day” means a day (other than a Saturday or Sunday) on which commercial banks in Pennsylvania and Houston are generally open for business.
“Carried Cost Obligation” means $2,133,776,252, as may be adjusted pursuant to the Acquisition Agreement.
“Carried Costs” has the meaning set forth in Section 7.1(b).
“Carried Costs Balance” means, as of any time, the difference between the Carried Costs Obligation and the aggregate amount of Carried Costs actually paid by Noble or funded into a Tax Partnership Account by Noble, in each case, in accordance with the terms hereof, Noble as of such time.
“Carried Costs Balance Account” means the Tax Partnership Account to which the Carried Costs Balance Payment is made pursuant to Section 7.3 or Section 8.2(b).
“Carried Costs Balance Payment” has the meaning set forth in Section 7.3.

“Carried Costs Amount” has the meaning set forth in Section 3.5(b)(i).
“Carry Period” means the period beginning on the Closing Date and ending at the Carry Termination Event.
“Carry Termination Event” means the time at which (a) the aggregate amount of Carried Costs actually paid by Noble or funded into a Tax Partnership Account by Noble, in each case, in accordance with the terms hereof equals (b) the Carried Cost Obligation.
“Change in Control” means any direct or indirect change in control of a Person (whether through merger, sale of shares or other equity interests, or otherwise), through a single transaction or series of related transactions, from one or more transferors to one or more transferees; provided, however, that for purposes hereof, a “Change in Control” shall not include a change in control of a Party (a) resulting in ongoing control by an Affiliate that is wholly-owned by the ultimate parent company of such Party, (b) created by a change in control of CONSOL Energy Inc. (or its successor) or Noble Energy, Inc. (or its successor) or (c) solely with respect to Section 4.4, created by a change in control of any entity directly or indirectly holding all of CONSOL's and its Affiliates' Joint Development Interest and all or substantially all of CONSOL's and its Affiliates' other oil and gas assets (other than coalbed methane assets) that is effected through (i) the distribution of the equity interests in such entity to the public stockholders of CONSOL Energy Inc. (or its successor) in proportion to the respective stock ownership of CONSOL Energy Inc. (or its successor), (ii) an initial public offering of equity ownership interests in such entity, in either case as a result of which such entity becomes a publicly-held company subject to the reporting requirements of Section 15(d) of the Securities Act of 1933 or Section 13 of the Securities Exchange Act of 1934 and would qualify for initial listing and quotation on the New York Stock Exchange or any other national securities exchange in the United States, or (iii) a Transfer of the equity interests in such entity in a transaction having the purpose of separating CONSOL Energy Inc.'s (or its successor) coal business from its oil and gas exploration and development business.
“Closing Cash Payment” has the meaning set forth in the Acquisition Agreement.
“Closing Date” has the meaning set forth in the Preamble.
“CNX Operated Area” has the meaning set forth in Section 2.3(a), subject to the provisions of Section 2.3(c), Section 2.3(d) and Section 5.3(d).
“CONSOL” has the meaning set forth in the Preamble.
“CONSOL Master JOA Memorandum” has the meaning set forth in Section 2.4(b).
“CONSOL Operator” means CONSOL or any Affiliate of CONSOL designated by CONSOL or, to the extent permitted by Section 4.1(a)(ii), any transferee that upon consummation of such Transfer will hold at least a 25% Participating Interest.
“CONSOL Secondment Agreement” has the meaning set forth in the Acquisition Agreement.
“CONSOL Unit JOA Memorandum” has the meaning set forth in Section 2.4(d).
“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise.
“Cost Reconciliation Account” has the meaning set forth in the Acquisition Agreement.

“Defaulting Party” has the meaning set forth in Section 8.1(a).
“Default Notice” has the meaning set forth in Section 8.1(a).
“Default Period” has the meaning set forth in Section 8.1(a).
“Developed Assets” means all Subject Assets included within a Drilling Unit in which at least one well in which the Parties hold an economic interest has been spudded.
“Development Area” means the area described on Exhibit A-1, as may be expanded pursuant to Section 5.3(d), and includes the CNX Operated Area and the NBL Operated Area, provided that the Development Area shall not include any Lease or other property (or portion thereof) to the extent that it is an Excluded Asset or that is otherwise excluded from this Agreement pursuant to ARTICLE V.
“Development Costs” means costs and expenses incurred in the conduct of Development Operations or Area-Wide Operations, and all other fees, costs and expenses chargeable to the Parties under this Agreement or any Associated Agreement, including the fees, costs and expenses chargeable under Section 2.11.
“Development Operation” means any operation with respect to the Subject Assets or lands pooled thereunder conducted pursuant to any Applicable Operating Agreement.
“Development Plan” has the meaning set forth in Section 3.2(a).
“Development Services” means the services described in the introductory paragraphs of Section III of Exhibit “C” to the Master JOA; provided, however, Development Services shall not include those services specifically covered by the fixed rates as set forth in Exhibit “C” to the Master JOA.
“Drilling and Completion Costs” means all of CONSOL's and its Affiliates' Share of Development Costs, attributable to (a) examining title and preparing locations for wells, (b)  the drilling, testing, completing, deepening, recompleting, sidetracking, reworking and plugging back of wells, (c) the plugging and abandoning of dry holes or wells no longer capable of producing in paying quantities, (d) the equipping of wells for production (including costs of mobilizing and demobilizing drilling and workover rigs to and from the well-site) and construction of infrastructure and facilities in order to transport the Hydrocarbons produced from any wells part of the Subject Assets to the lease tank or gathering system, (e) permitting, (f)  reclamation and related costs and (g) drilling overhead chargeable under the Applicable Operating Agreement. For the avoidance of doubt, Drilling and Completion Costs shall not include (i) the costs of construction and operation of gathering and transportation systems, central delivery facilities or pipelines, (ii) any remedial operations (including sidetracking, deepening, reworking or plugging back operations) that are taken with respect to a well after the well has been drilled and initially completed, (iii) lease operating expenses, or (iv) costs of acquiring Fill-In Interests or Option Interests.
“Drilling Unit” means the area fixed for the drilling of one well by order or rule of any applicable Governmental Authority. If a Drilling Unit is not fixed by any such rule or order, then a “Drilling Unit” shall be the drilling unit as reasonably established by the pattern of drilling in the applicable Operated Area unless otherwise agreed by the Parties.
“Drip Condensate Production” means, with respect to a Party, such Party's and its Affiliates' respective share of condensate collected from its Production by a gatherer in or from such gatherer's gathering system.
“Electing Party” has the meaning set forth in Section 3.5(a)(ii).

“Election Period” has the meaning set forth in Section 5.3(a).
“Entitlement” means that quantity of Hydrocarbons produced from the Subject Assets for which a Party has the right to take delivery pursuant to the terms of any Applicable Operating Agreement, any other applicable agreement or applicable Law.
“Excess Gas Production” has the meaning set forth in Section 2.10(c)(ii).
“Excluded Asset” has the meaning set forth in the Acquisition Agreement.
“Excluded Units” has the meaning set forth in Section 2.3(c).
“Expansion County” has the meaning set forth in Section 2.3(c).
“Expansion Request” has the meaning in Section 2.3(c).
“Fair Market Value” means the fair market value (expressed in U.S. dollars) of all or a portion of the assets and properties subject to such determination that a willing buyer would pay a willing seller in an arm's length transaction. Fair Market Value shall be agreed upon in good faith by the Parties to whom such determination relates; provided that if the Parties are unable to agree upon a determination of Fair Market Value, any such Party may have such matter determined by an expert in accordance with Section 11.7(b).
“Fill-In Interest” has the meaning set forth in Section 5.2.
“Force Majeure Event” means any (i) act of God, (ii) change in Law (or administrative action or inaction in respect of Law), or (iii) with respect to a given Party, a breach of an Associated Agreement by another Party or its Affiliates (other than a Third Party), that in any such case prevents a Party from complying with its respective obligations (other than obligations relating to the payment of monies when due), but only insofar as and only for so long as such event prevents such compliance.
“Gas Production” means, with respect to a Party, such Party's and its Affiliates' respective share of Production (other than Wellhead Condensate Production and Drip Condensate Production).
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitle to exercise any administrative, executive, judicial, legislative, belief, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“HSE Committee” has the meaning set forth in Section 3.1(g).
“HSE Program” has the meaning set forth in Section 2.5(c)(i).
“Hydrocarbons” means oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.
“Immaterial Interest” means, with respect to any Party, any overriding royalty interest, production payment, net profits interest or similar interest that is carved out of such Party's interests in the Subject Assets, the Transfer of which interest would not convey a material portion of the value of the Party's interest in the Subject Assets.

“Initial Default Date” means the date on which a Party is obligated to pay or advance its Share of Development Costs or, in the case of Noble, the Carried Costs pursuant to Section 7.2 or the Post Closing Cash Payments as provided in Section 7.4.
“Interim Marketing Period” means the period beginning on the date hereof and ending on (a) if Noble in its sole discretion gives CONSOL Operator written notice on or prior to January 30, 2012 that it is terminating the Interim Gas Marketing Period, then March 31, 2012, (b) if Noble in its sole discretion gives CONSOL Operator written notice on or prior to August 31, 2012 that it is terminating the Interim Gas Marketing Period, then October 31, 2012, and (c) in all other situations, March 31, 2013.
“Joint Development Committee” means the committee created pursuant to Section 3.1(a).
“Joint Development Interest” means, with respect to a Party, all of such Party's leasehold, working and mineral fee interest and obligations with respect to Subject Assets within the Development Area.
“Joint Development Operating Agreement” each of the Master JOA and each Unit JOA.
“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Lease” means any oil, gas and mineral lease or sublease, royalty in oil and gas, overriding royalty in oil and gas, production payment in oil and gas, oil and gas mineral fee interest or other right to oil and gas in place. For clarity, the term “Lease” shall not include any rights or interests in coal or coalbed methane.
“Lockup Termination Date” has the meaning set forth in Section 7.6.
“Marcellus Formation” means, (a) in central Pennsylvania, specifically from the top of the Burkett in the DeArmitt #1 (API 37-129-27246) and 7000'MD through to the top of the Onondaga at 7530'MD and illustrated in the log attached on Exhibit H; (b) in southwest Pennsylvania, specifically from the top of the Burkett in the GH-10C-CV (API 37-059-25397) at 7600'MD through to the top of the Onondaga at 7900'MD and illustrated in the log attached on Exhibit H; and (c) in West Virginia, specifically from the top of the Burkett in the DEPI #14815 (API 47-001-02850) at 7350'MD through to the top of the Onondaga at 7710'MD and illustrated in the log attached on Exhibit H.
“Marketer” has the meaning set forth in Section 2.10(b)(i).
“Marketing Fee” has the meaning set forth in Section 2.11(c).
“Marketing Transaction” has the meaning set forth in Section 2.10(b)(i).
“MarkWest” has the meaning set forth in the Acquisition Agreement.
“Master JOA” has the meaning set forth in Section 2.4(a).
“Master JOA Memoranda” has the meaning set forth in Section 2.4(b).
“MMBtu” means one million British thermal units.
“NAESB Agreement” has the meaning set forth in the Acquisition Agreement.
“NBL Acceleration Trigger” has the meaning set forth in Section 8.2(b).
“NBL Balance” means the sum of the Carried Costs Balance and the Post Closing Cash Payments

Balance.
“NBL Balance Payment” has the meaning set forth in Section 8.2(b).
“NBL Operated Area” has the meaning set forth in Section 2.3(b), subject to the provisions of Section 2.3(c), Section 2.3(d) and Section 5.3(d).
“NBL Payment Default” has the meaning set forth in Section 8.2(b).
“Negotiating Party” has the meaning set forth in Section 2.10(c)(iii).
“Noble” has the meaning set forth in the Preamble.
“Noble Master JOA Memorandum” has the meaning set forth in Section 2.4(b).
“Noble Operator” means Noble or any Affiliate of Noble designated by Noble or, to the extent permitted by Section 4.1(b)(ii), any transferee that upon consummation of such Transfer will hold at least a 25% Participating Interest.
“Noble Secondment Agreement” has the meaning set forth in the Acquisition Agreement.
“Noble Unit JOA Memorandum” has the meaning set forth in Section 2.4(d).
“Non-Acquiring Parties” has the meaning set forth in Section 5.3(a).
“Non-Consent Account” means the Tax Partnership Account to which the Carried Costs Amount is made pursuant to Section 3.5(b)(i).
“Non-Consent Right” has the meaning set forth in Section 3.5.
“Non-Consent Wells” has the meaning set forth in Section 3.5(a)(ii).
“Non-Consent Year” has the meaning set forth in Section 3.5(a)(i).
“Non-Consenting Party” has the meaning set forth in Section 3.5(a)(ii).
“Non-Defaulting Parties” has the meaning set forth in Section 8.1(a).
“Non-Terminable Contracts” has the meaning set forth in Section 3.5(a)(v).
“Non-Terminable Contract Obligations” has the meaning set forth in Section 3.5(a)(v).
“Offered Interest” has the meaning set forth in Section 4.4(a).
“Oil and Gas Assets” has the meaning set forth in the Acquisition Agreement.
“Operated Area” means the CNX Operated Area when used in reference to CONSOL Operator and the NBL Operated Area when used in reference to Noble Operator.
“Operating Expenses” means costs and expenses reasonably necessary to continue operating, maintaining and producing wells and related surface equipment included in the Subject Assets in a manner consistent with past practices, industry standards and applicable Law.

“Operatorship Transition Period” has the meaning set forth in Section 2.3(d).
“Option Interests” has the meaning set forth in Section 5.3(a).
“P&A/Condemned Assets” means all Subject Assets (i) included within a Drilling Unit in which at least one well in which the Parties hold an economic interest has been drilled and plugged and abandoned or (ii) that have been condemned for drilling by agreement of the Parties or the Joint Development Committee.
“Package Sale” means an acquisition covering assets within the Development Area together with other assets outside of the Development Area as part of a wider transaction.
“Participating Interest” means the percentage set forth next to such Party's name in Section 2.2(a), as adjusted pursuant to Section 2.2(b) to reflect each Party's undivided share of the aggregate rights and obligations of the Parties under the terms of (a) this Agreement and (b) each Applicable Operating Agreement.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Party Operator” means CONSOL Operator and/or Noble Operator, as appropriate.
“Party Representative” has the meaning set forth in Section 3.1(i).
“Payment Date” has the meaning set forth in Section 5.3(b).
“Payment Default” has the meaning set forth in Section 8.1(a).
“Peoples Contract” means that Base Contract for the Sale and Purchase of Natural Gas - Market Area, between Dominion Exploration & Production (as Seller) and The Peoples Natural Gas Company (as Buyer), dated May 9, 2001.
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Post Closing Cash Payments” has the meaning set forth in the Acquisition Agreement.
“Post Closing Cash Payments Balance” means, as of any time, the difference between the Post Closing Cash Payments and that portion of the Post Closing Cash Payments (including the Closing Cash Payment) previously paid by Noble as of such time.
“Press Release” means any press release or other public statement that is released by a Party on PR Newswire, Business Wire or another similar national media distribution outlet, other than (x) any press release or other public statement that contains non-public financial information concerning the issuing Party not related to the activities contemplated hereby or (y) any press release or other public statement relating to an earnings release.
“Processed Gas Production” has the meaning set forth in Section 2.10(b)(i).
“Processing Agreements” has the meaning set forth in the Acquisition Agreement.
“Production” means, with respect to a Party, such Party's and its Affiliates' respective share of Hydrocarbon production from any of their interests in the Subject Assets.
“Proposed Processing Agreement” has the meaning set forth in Section 2.10(c)(iii).

“Residual Gas Production” has the meaning set forth in Section 2.10(b)(i).
“Restricted Period” has the meaning set forth in Section 5.4(b)(iv).
“ROFO Notice” has the meaning set forth in Section 4.4(a).
“ROFO Offer” has the meaning set forth in Section 4.4(a).
“ROFO Parties” has the meaning set forth in Section 4.4(a).
“Services Costs” means the costs attributable to Development Services provided by each Party Operator as set forth in the Annual Plan and Budget or as determined pursuant to Section 2.11(d).
“Share of Development Costs” means, with respect to any Party, (i) such Party's Working Interest share of Development Costs to the extent such Development Costs relate to such Party's Working Interest in any Subject Asset and (ii) such Party's Participating Interest share of Development Costs in all other cases.
“Subject Assets” means all right, title and interest of the Parties within the Development Area in and to the Oil and Gas Assets and any Leases and related assets acquired under ARTICLE V, insofar and only insofar as such Leases and related assets cover or relate to depths within the Marcellus Formation, in each case, in which two or more non-Affiliated Parties hold an interest. For clarity, except as expressly provided in ARTICLE V, all Leases and related assets owned by one or more Parties within the Development Area that cover depths outside the Marcellus Formation shall not be Subject Assets or subject to this Agreement.
“Tax Partnership” has the meaning set forth in Section 6.1.
“Tax Partnership Account” has the meaning set forth in the Acquisition Agreement.
“Tax Partnership Agreement” has the meaning set forth in the Acquisition Agreement.
“Tax Purposes” has the meaning set forth in Section 6.1.
“Termination Date” has the meaning set forth in Section 10.1.
“Third Party” or “Third Parties” means any Person not a Party or an Affiliate of a Party.
“Third Party Operating Agreement” means an operating agreement to which there are Persons other than (or in addition to) the Parties and a Party Operator that are parties and that burden certain of the Subject Assets within the Development Area.
“Third Party Operator” means a Third Party under a Third Party Operating Agreement that is not a Party Operator.
“Total Amount” has the meaning set forth in the Acquisition Agreement.
“Total Amount in Default” means, as of any time, the following amounts: (a) the amounts that the Defaulting Party has failed to pay under the terms of this Agreement (including, in the case of Noble, any amounts relating to a failure to pay the Total Amount) and the Associated Agreements as of such time; (b) all reasonable attorneys' fees and other reasonable costs sustained in the collection of amounts owed by the Defaulting Party and (c) any interest at the Agreed Rate accrued on the amounts set forth in clauses (a) and (b).

“Total Cost Sharing Payments” means the sum of the Closing Cash Payment and the amounts described in Sections 3.1(b)(ii) and 3.1(b)(iii) of the Acquisition Agreement.
“Transfer(s)” or “Transferred” means any sale, assignment, pledge, encumbrance or other disposition by a Party of all or any part of its Joint Development Interest or the granting of any overriding royalty interest, production payment, net profits interest or other similar interest covering all or any part of a Party's interest in the Subject Assets.
“Transferor” has the meaning set forth in Section 4.4(a).
“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Internal Revenue Code of 1986, as amended. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Unit JOA” has the meaning set forth in Section 2.4(c).
“Unit JOA Memoranda” has the meaning set forth in Section 2.4(d).
“Wellhead Condensate Production” means, with respect to a Party, such Party's and its Affiliates' respective share of wellhead condensate produced and separated from any of their interests in the Subject Assets at the wellhead.
“Working Interest” means, with respect to any unit, well or lease, the interest that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such unit, well or lease, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by, or payable out of production therefrom.